Exhibit 10.27

ARRANGEMENT AGREEMENT among MOBILE INTEGRATED SYSTEMS, INC. - and - QUANTITATIVE ALPHA TRADING INC. - and - 2338584 ONTARIO INC. August 17, 2012

Article 1 INTERPRETATION		1
Article 2 THE ARRANGEMENT		11
2.1	Plan of Arrangement	11
2.2	Interim Order	11
2.3	Information Circular and the QAT Meeting	11
2.4	Preparation of Filings	12
2.5	Employees and QAT Options	12
2.6	Effective Date	13
2.7	Recommendation of the QAT Board of Directors	13
2.8	Dissenting Shareholders	13
2.9	Support Agreements	13
2.10	Disclosure Letter	13
2.11	Tax Withholdings	14
Article 3 COVENANTS		14
3.1	Covenants of Purchaser and Newco	14
3.2	Additional Covenants of Purchaser	17
3.3	Covenants of QAT	17
3.4	Mutual Covenants Regarding the Arrangement	21
3.5	Covenants Regarding Non-Solicitation	22
3.6	Provision of Information	25
Article 4 REPRESENTATIONS AND WARRANTIES		25
4.1	Representations and Warranties of Purchaser and Newco	25
4.2	Representations and Warranties of QAT	30
4.3	Privacy Issues	40
Article 5 CONDITIONS PRECEDENT		40
5.1	Mutual Conditions Precedent	40
5.2	Additional Conditions to Obligations of Purchaser and Newco	42
5.3	Additional Conditions to Obligations of QAT	44
5.4	Notice and Effect of Failure to Comply with Conditions	45
5.5	Satisfaction of Conditions	45
Article 6 AMENDMENT		45
Article 7 TERMINATION		46
Article 8 NOTICES		48
Article 9 GENERAL		49

SCHEDULE "A" - Plan of Arrangement

SCHEDULE "B" – Form of Support Agreement

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is dated as of the 17th day of August, 2012,

AMONG:

MOBILE INTEGRATED SYSTEMS, INC., a corporation existing under the laws of the State of Nevada (hereinafter referred to as "MOBI" or "Purchaser")

AND:

QUANTITATIVE ALPHA TRADING INC., a corporation continued and existing under the laws of the Province of Ontario (hereinafter referred to as "QAT")

AND:

2338584 ONTARIO INC., a corporation incorporated and existing under the laws of the Province of Ontario (hereinafter referred to as "Newco")

WHEREAS:

A.           MOBI wishes to acquire all of the issued and outstanding shares of QAT;

B.	MOBI, QAT and Newco wish to propose an arrangement involving, among other things, the acquisition by MOBI of all of the issued and outstanding shares of QAT and the amalgamation of QAT and Newco;

C.	the Parties intend to carry out the transactions contemplated herein by way of an arrangement under the provisions of the Business Corporations Act (Ontario); and

D.	the Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such arrangement;

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto do hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the context or subject matter inconsistent therewith, the following defined terms have the meanings hereinafter set forth:

(a)	"1934 Act" means the Securities Exchange Act of 1934 of the United States, as amended from time to time;

(b)
"Acquisition Proposal" means any proposal or offer in writing, or by public announcement, made to QAT or the QAT Shareholders (including any take-over bid initiated by advertisement or circular) relating to: (i) any merger, amalgamation, take-over bid, tender offer, arrangement, share exchange, dissolution, liquidation, recapitalization or other business combination (including without limitation any single or multi-step transaction or series of related transactions) involving any purchase by a single Person (other than Purchaser or any of its subsidiaries) or combination of Persons (other than Purchaser or any of its subsidiaries) of QAT Shares that, if consummated, would result in any Person (other than Purchaser or any of its subsidiaries) beneficially owning more than 20% of the voting rights attached to the QAT Shares, or any liquidation or winding-up in respect of QAT or any material QAT subsidiary; (ii) any purchase or sale of QAT or its subsidiaries or any assets, where such assets represent more than 20% of the fair market value of the consolidated assets of QAT or contribute more than 20% of the revenues of QAT (on a consolidated basis) (or other arrangement having the same economic effect as a purchase or sale of assets); (iii) any sale or acquisition of 20% or more of the QAT Shares or rights or interests therein or thereto; or (iv) any similar business combination or transaction, of or involving QAT and/or any subsidiary of QAT, that if consummated, would result in any Person (other than Purchaser or any of its subsidiaries) beneficially owning more than 20% of the voting rights attached to the QAT Shares;

(c)
"Agreement", "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this arrangement agreement (including the schedules hereto) as supplemented, modified or amended, and not to any particular article, section, schedule or other portion hereof;

(d)	"Amalgamation" means the amalgamation of QAT and Newco pursuant to the Plan of Arrangement;

(e)
"Applicable Canadian Securities Laws" means, collectively, and as the context may require, the applicable securities legislation of each of the provinces and territories of Canada, and the rules, regulations, instruments, orders and policies published and/or promulgated thereunder, as such may be amended from time to time prior to the Effective Date;

(f)
"Applicable Laws", in the context that refers to one or more Persons, means the Laws that apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(g)	"Arrangement" means the arrangement under the provisions of Section 182 of the OBCA, on the terms and conditions set forth in the Plan of Arrangement as supplemented, modified or amended;

(h)	"Arrangement Resolution" means the special resolution to be attached as an appendix to the Information Circular in respect of the Arrangement;

(i)	"Articles of Amalgamation" means the articles of amalgamation to be filed pursuant to the OBCA to give effect to the Amalgamation;

(j)	"Articles of Arrangement" means the articles of arrangement in respect of the Arrangement required under Section 183 of the OBCA to be filed with the Director to give effect to the Arrangement;

(k)	"Bridge Loan" means the first priority secured bridge loan in the amount of up to CDN $800,000 granted by MOBI to QAT pursuant to the terms of the bridge loan agreement dated August 17, 2012;

(l)	"Business Day" means a day other than a Saturday, Sunday or other day when banks in the City of Calgary, Alberta or the City of Toronto, Ontario are not generally open for business;

(m)	"Canadian GAAP" means Canadian generally accepted accounting principles applicable to publicly accountable enterprises;

(n)	"Closing Time" shall be 8:00 a.m. (Calgary time) on the Effective Date, or such other time on the Effective Date as is agreed to by Purchaser and QAT;

(o)	"CNSX" means the Canadian National Stock Exchange;

(p)	"Commercialization Agreement" means the agreement between Purchaser and QAT dated August 17, 2012 in respect of commercializing the assets of QAT;

(q)	"Confidential Information" has the meaning ascribed thereto in subsection 3.5(j);

(r)	"Confidentiality Agreement" means the non-disclosure agreement dated June 29, 2012 between QAT and Purchaser;

(s)
"Contract" means, with respect to a Party, a contract, lease, instrument, note, bond, debenture, mortgage, agreement, arrangement or understanding, written or oral, to which such Party, or any of its subsidiaries, is a party or under which such Party or any of its subsidiaries is bound, has unfulfilled obligations or contingent liabilities or is owed unfulfilled obligations, whether known or unknown, and whether asserted or not;

(t)	"Court" means the Superior Court of Justice of Ontario;

(u)	"Director" means the Director appointed pursuant to Section 278 of the OBCA;

(v)	"Disclosing Party" has the meaning ascribed thereto in subsection 1.1(dddd);

(w)	"Disclosure Letter" means the disclosure letter dated as of the date hereof from QAT to Purchaser as amended, supplemented or otherwise agreed to between QAT and Purchaser prior to the Effective Time;

(x)
"Dissent Procedures" means the procedures set forth in section 185 of the OBCA required to be taken by a registered holder of QAT Shares to exercise its right of dissent in respect of such QAT Shares in connection with the Arrangement;

(y)
"Dissent Rights" means the rights of dissent granted in favour of registered QAT Shareholders in respect of the Arrangement in strict compliance with the Dissent Procedures, as described in the Plan of Arrangement;

(z)	"Effective Date" means the date the Arrangement becomes effective under the OBCA, provided that such date shall not be later than the Outside Date, unless otherwise agreed to by Purchaser and QAT;

(aa)	"Effective Time" means the time at which the Articles of Arrangement are filed with the Director on the Effective Date;

(bb)
"Employee Obligations" means any obligations or liabilities of QAT to pay any amount to or on behalf of its officers, directors, consultants or employees, other than for salary, vacation pay and directors' fees in the ordinary course, in each case in amounts consistent with historic practices and, without limiting the generality of the foregoing, Employee Obligations shall include the obligations of QAT to officers or employees: (i) for severance or termination payments on the change of control of QAT pursuant to QAT's severance policies and any voluntary or involuntary severance, termination and employment offer agreements; (ii) for retention bonus payments pursuant to any retention bonus program or executive employment agreement; (iii) for payments with respect to any options, share appreciation rights, participating performance units, deferred share units, or similar plans; and (iv) payments with respect to any pension or retirement savings plan of QAT or the QAT Group;

(cc)
"Encumbrances" means, in the case of property or an asset, all mortgages, pledges, charges, liens, debentures, hypothecs, trust deeds, outstanding demands, burdens, capital leases, assignments by way of security, security interests, conditional sales contracts or other title retention agreements or similar interests or instruments charging, or creating a security interest in, or against title to, such property or asset, or any part thereof or interest therein, and any agreements, leases, options, easements, rights of way, restrictions, executions or other charges or encumbrances (including notices or other registrations in respect of any of the foregoing) against title to any of the property or asset or any part thereof or interest therein;

(dd)
"Environmental Laws" means, with respect to any Person or its business, activities, property, assets or undertaking, all federal, provincial, territorial, state, municipal, local or foreign Laws of any Governmental Authority or of any court, tribunal or other similar body, relating to environmental or health and safety matters in the jurisdictions applicable to such Person or its business, activities, property, assets or undertaking;

(ee)
"Final Order" means the final order of the Court approving the Arrangement under subsection 182(5) of the OBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(ff)
"Governmental Authority" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government or any governmental or public department, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(gg)	"Governmental Authorization" has the meaning ascribed thereto in subsection 4.2(o);

(hh)
"Information Circular" means the management proxy circular of QAT, together with all appendices thereto, to be mailed or otherwise distributed by QAT to the QAT Shareholders pursuant to the Interim Order in connection with the QAT Meeting;

(ii)
"Intellectual Property" shall mean and include all QAT algorithms, application keys, application programming interfaces, apparatus, databases and data collections, diagrams, formulae, graphics, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, processes, proprietary information, protocols, psd source files, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, techniques, three-dimensional models, URLs, user interfaces, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, prototypes, samples, studies, and summaries);

(jj)
"Intellectual Property Rights" shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above;

(kk)
"Interim Order" means the interim order of the Court under subsection 182(5) of the OBCA containing declarations and directions with respect to the Arrangement and the holding of the QAT Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(ll)
"Laws" means all laws, statutes, regulations, by-laws, statutory rules, orders, ordinances, protocols, treaties, conventions, codes, guidelines, notices, directions (including all Applicable Canadian Securities Laws and U.S. Securities Laws), and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Authority, statutory body or self-regulatory authority (including the CNSX);

(mm)
"Liabilities" means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, Contract, permit, license or other undertaking and as a result of any act or omission;

(nn)	"OBCA" means the Business Corporations Act, R.S.O. 1990, c. B.16, as amended, including the regulations promulgated thereunder;

(oo)	"Mailing Date" has the meaning ascribed thereto in subsection 3.4(e);

(pp)
"Material Adverse Change" or "Material Adverse Effect" means, with respect to either QAT or Purchaser, any matter, action or event that has an effect or change that is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, assets, capital or financial condition of such Party and its subsidiaries, taken as a whole, other than any matter, action, effect or change relating to or resulting from: (i) general economic, financial, currency exchange, securities, credit or commodity market conditions in Canada or the U.S. or elsewhere; (ii) conditions affecting the software development industry as a whole, and not having a materially disproportionate effect with respect to such Party and its subsidiaries (on a consolidated basis), including changes in Laws; (iii) any change in the trading price or trading volume of a Party's shares (it being understood that the causes underlying such changes in trading price or trading volume may be taken into account in determining whether a Material Adverse Change or Material adverse Effect has occurred); (iv) changes in applicable accounting principles; (v) any act of God or other calamity, national or international, political conditions (including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war) or the occurrence of any military or terrorist attack (or any escalation or worsening thereof); (vi) any matter which has been publicly disclosed or has been communicated in writing (which includes, without limitation, the Disclosure Letter), in the case of Purchaser, to QAT, and in the case of QAT, to Purchaser, as of the date of this Agreement; (vii) any changes arising from matters consented to or approved in writing by QAT, in the case of changes relating to Purchaser, or by Purchaser, in the case of changes relating to QAT; or (viii) that results from the announcement of the execution of this Agreement or the transactions contemplated hereby;

(qq)	"Newco Common Shares" means the common shares in the capital of Newco;

(rr)	"Outside Date" has the meaning ascribed thereto in subsection 3.4(e);

(ss)	"Parties" means, collectively, the parties to this Agreement, and "Party" means any one of them, or where implied by the context, means Purchaser, Newco or QAT, as the case may be;

(tt)
"Person" includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

(uu)
"Plan of Arrangement" means the plan of arrangement substantially in the form set out in Schedule "A" hereto as amended or supplemented from time to time in accordance with the terms thereof and hereof;

(vv)	"Publicly Disclosed by Purchaser" means disclosed by Purchaser in its Public Record from January 1, 2011 to and including the date hereof;

(ww)
"Public Record" means all publicly available information filed by or on behalf of QAT or Purchaser, as the case may be, with the applicable Securities Authorities, in compliance, or intended compliance, with any Laws;

(xx)	"Purchaser Balance Sheet" has the meaning ascribed thereto in paragraph 4.1(t);

(yy)	"Purchaser Board of Directors" means the board of directors of Purchaser, as it may be comprised from time to time;

(zz)	"Purchaser Financial Statements" means the audited financial statements of Purchaser as at and for the fiscal year ended May 31, 2012, together with the notes thereto and the auditors' report thereon;

(aaa)	"Purchaser Group" has the meaning ascribed thereto in subsection 4.1(c);

(bbb)	"Purchaser Information" means the information included in the Information Circular describing Purchaser, Newco and the business, operations and affairs of each of Purchaser and Newco;

(ccc)	"Purchaser Option" means the right to purchase a Purchaser Share granted by the Purchaser Board of Directors from time to time;

(ddd)	"Purchaser Shareholders" means holders of Purchaser Shares;

(eee)	"Purchaser Shares" means the shares of Purchaser common stock;

(fff)	"QAT Balance Sheet" has the meaning ascribed thereto in paragraph 4.2(v);

(ggg)	"QAT Board of Directors" means the board of directors of QAT as it may be comprised from time to time;

(hhh)	"QAT Class B Shares" means the Class B preferred shares in the capital of QAT;

(iii)
"QAT Financial Statements" means the audited consolidated financial statements of QAT as at and for the fiscal year ended December 31, 2011, together with the notes thereto and the auditors' report thereon and the unaudited consolidated condensed financial statements of QAT as at and for the six months ended June 30, 2012, together with the notes thereto;

(jjj)	"QAT Group" has the meaning ascribed thereto in subsection 4.2(c);

(kkk)	"QAT Information" means the information included in the Information Circular describing the QAT Group and the business, operations and affairs of the QAT Group;

(lll)	"QAT Meeting" means the special meeting of QAT Shareholders to be held to consider the Arrangement Resolution and related matters, and any adjournment(s) thereof;

(mmm)	"QAT Option" means the right to purchase a QAT Share granted pursuant to the QAT Option Plan;

(nnn)	"QAT Option Plan" means the QAT Stock Option Plan approved by the QAT Shareholders on May 14, 2012, together with the agreements thereunder;

(ooo)	"QAT Plans" has the meaning ascribed thereto in subsection 4.2(w);

(ppp)	"QAT Shareholders" means holders of QAT Shares;

(qqq)	"QAT Shares" means the common shares in the capital of QAT;

(rrr)	"Recipient" has the meaning ascribed thereto in subsection 1.1(dddd);

(sss)	"SEC" means the United States Securities and Exchange Commission;

(ttt)	"Securities Act" means the Securities Act, R.S.O. 1990, c. S.5, as amended;

(uuu)	"Securities Authorities" means the securities commissions or similar securities regulatory authorities in each of the provinces or territories of Canada and the SEC in the United States;

(vvv)	"subsidiary" has the meaning ascribed thereto in the Securities Act (and shall include all trusts or partnerships directly or indirectly owned by QAT or Purchaser, as the case may be);

(www)
"Superior Proposal" means an unsolicited bona fide Acquisition Proposal made after the date hereof that: (i) involves the purchase or acquisition of or offer by such Person to purchase all of the outstanding QAT Shares or all or substantially all of the assets of QAT and its subsidiaries; (ii) is made available to all or substantially all QAT Shareholders and offers or makes available substantially equivalent consideration in form and amount per QAT Share to be purchased or otherwise acquired; (iii) is not subject to a due diligence and/or access condition that would allow access to the books, records or personnel of QAT or its subsidiaries beyond 5:00 p.m. (Toronto time) on the tenth Business Day after which access is first afforded to the Person making the Acquisition Proposal (provided that the foregoing shall not restrict the ability of such third party to continue to review information provided to it by QAT during such ten Business Day period or thereafter); (iv) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal; (v) in respect of which any required financing to complete such Acquisition Proposal has been obtained or is reasonably likely to be obtained; and (vi) in respect of which the QAT Board of Directors determines in good faith (after consultation with its financial advisors and outside counsel) would, if consummated in accordance with its terms (but not disregarding any risk of non-completion), result in a transaction more favourable to the QAT Shareholders from a financial point of view than the transactions contemplated by this Agreement, provided that no Acquisition Proposal shall be a Superior Proposal if the Person making the Acquisition Proposal is in default of any standstill obligation with QAT;

(xxx)	"Support Agreements" means the support and lock-up agreements executed and delivered as contemplated in subsection 3.3(z), which shall be substantially in the form set out in Schedule "B" hereto;

(yyy)
"Tax" or "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Taxing Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), payroll and employee withholding taxes, employment insurance premiums, unemployment insurance, social insurance taxes, Canada Pension Plan contributions, sales and use taxes, goods and services tax, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which QAT or Purchaser, as applicable (or any of their respective subsidiaries), as the case may be, is required to pay, withhold, remit or collect;

(zzz)
"Tax Returns" shall mean all reports, estimates, elections, designations, forms, declarations of estimated Tax, information statements and returns relating to, or required to be supplied to any Taxing Authority in connection with, any Taxes;

(aaaa)	"Taxing Authority" shall mean any Governmental Authority responsible for the imposition of any Tax (domestic or foreign);

(bbbb)	"Third Party Approvals" has the meaning ascribed thereto in subsection 5.1(g);

(cccc)	"Third Party Beneficiaries" has the meaning ascribed thereto in Section 9.10;

(dddd)
"Transferred Information" means the personal information (namely, information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual's capacity as an employee or an official of an organization and for no other purpose) to be disclosed or conveyed to one Party or any of its representatives or agents ("Recipient")  by or on behalf of the other Party ("Disclosing Party") as a result of or in conjunction with the transactions contemplated herein, and includes all such personal information disclosed to the Recipient prior to the execution of this Agreement;

(eeee)	"United States" means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

(ffff)	"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

(gggg)
"U.S. GAAP" means generally accepted accounting principles in the United States that the SEC has identified as having substantial authoritative support, as supplemented by Regulation S-X under the 1934 Act, as amended from time to time; and

(hhhh)	"U.S. Securities Laws" means the federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder, as amended from time to time.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles, sections, subsections and paragraphs is for convenience of reference only and does not affect the construction or interpretation of this Agreement.

1.3	Number and Gender

Words importing the singular number include the plural and vice versa, words importing the use of any gender include all genders.

1.4	Date for any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day and a business day in the place where an action is required to be taken, such action is required to be taken on the next succeeding day which is a Business Day and a business day, as applicable, in such place.

1.5	Entire Agreement

This Agreement, the Confidentiality Agreement, the Disclosure Letter, the Commercialization Agreement and the Bridge Loan constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties with respect to the subject matter hereof, including the confidential binding term sheet between Purchaser and QAT dated July 27, 2012.

1.6	Currency

All sums of money that are referred to in this Agreement are expressed in lawful money of Canada.

1.7	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature are required to be made shall be made in a manner consistent with Canadian GAAP.

1.8	Disclosure in Writing

Reference to disclosure in writing herein shall, in the case of disclosure to Purchaser, include disclosure in writing to Purchaser or its representatives or, in the case of disclosure to QAT, include disclosure in writing to QAT or its representatives.

1.9	Interpretation Not Affected by Party Drafting

The Parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable in the interpretation of this Agreement.

1.10	Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of QAT, MOBI or Newco, as applicable, it refers to the actual knowledge of James McGovern and Dr. Alex Bogdan, in respect of QAT, and Murray P.J.B. Simser and Emlyn David, in respect of MOBI and Newco, in each case after reasonable inquiry.

1.11	Schedules

The following schedules attached hereto are incorporated into and form an integral part of this Agreement:

Schedule "A" – Plan of Arrangement

Schedule "B" – Form of Support Agreement

ARTICLE 2
THE ARRANGEMENT

2.1	Plan of Arrangement

(a)
As soon as is reasonably practicable, QAT will forthwith file, proceed with and diligently prosecute an application for an Interim Order providing for, among other things, the calling and holding of the QAT Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement Resolution and any other matters to be considered at the QAT Meeting.

(b)	Provided all necessary approvals for the Arrangement Resolution are obtained from the QAT Shareholders, QAT shall submit the Arrangement to the Court and apply for the Final Order.

(c)
Upon issuance of the Final Order and subject to the conditions precedent in Article 5, QAT and Newco shall forthwith jointly file the Articles of Arrangement and Articles of Amalgamation and such other documents as may be required to give effect to the Arrangement with the Director pursuant to Section 183 of the OBCA, whereupon the transactions comprising the Arrangement shall occur and shall be deemed to have occurred in the order set out therein without any further act or formality.

2.2	Interim Order

The Interim Order shall provide that:

(a)	the securities of QAT for which holders shall be entitled to vote on the Arrangement Resolution shall be the QAT Shares;

(b)	the QAT Shareholders shall be entitled to vote on the Arrangement Resolution with each QAT Shareholder being entitled to one vote for each QAT Share held by such holder; and

(c)	the requisite majority for the approval of the Arrangement Resolution shall be two-thirds of the votes cast by the QAT Shareholders present in person or represented by proxy at the QAT Meeting.

2.3	Information Circular and the QAT Meeting

As soon as practicable following the execution of this Agreement, and in compliance with the Interim Order and Applicable Laws (including Applicable Canadian Securities Laws and U.S. Securities Laws):

(a)	Purchaser shall prepare the Purchaser Information for inclusion in the Information Circular and provide the Purchaser Information to QAT in a timely and expeditious manner;

(b)
QAT shall prepare the Information Circular and ensure, in conformance with subsection 3.4(a), that the Information Circular (other than in respect of the Purchaser Information) provides QAT Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters before them, in all cases ensuring compliance with all Applicable Laws on the date of issue thereof;

(c)	QAT shall convene the QAT Meeting in accordance with the Interim Order and Applicable Laws; and

(d)
QAT shall cause the Information Circular to be mailed to the QAT Shareholders and such other third parties as may be required pursuant to the Interim Order, and filed with applicable regulatory authorities and other Governmental Authorities in all jurisdictions where the same are required to be mailed and filed.

2.4	Preparation of Filings

(a)	Purchaser, Newco and QAT shall cooperate in:

(i)
the preparation of any application for the orders and the preparation of any required registration statements and any other documents reasonably deemed by Purchaser or QAT to be necessary to discharge their respective obligations under applicable Laws in connection with the Arrangement and the other transactions contemplated hereby;

(ii)
the taking of all such action as may be required under any Applicable Canadian Securities Laws and U.S. Securities Laws (including "blue sky laws") in connection with the issuance of the Purchaser Shares in connection with the Arrangement; provided, however, that with respect to the United States "blue sky" and Canadian provincial qualifications, none of Purchaser, Newco or QAT shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except as to matters and transactions arising solely from the offer of the Purchaser Shares in connection with the Arrangement; and

(iii)
the taking of all such action as may be required under the OBCA, Applicable Canadian Securities Laws and U.S. Securities Laws in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

(b)
Each of Purchaser, Newco and QAT shall promptly furnish to the other all information concerning it and its securityholders as may be required for the effectuation of the actions described in Sections 2.1, 2.2, 2.3 and the foregoing provisions of this Section 2.4, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

2.5	Employees and QAT Options

(a)
The Parties acknowledge that at the Effective Time, all outstanding QAT Options shall be exercised, terminated or surrendered such that no options to purchase or receive QAT Shares remain outstanding as at the Effective Date.

(b)
QAT shall use its reasonable commercial efforts to cause all QAT Shares issued upon the exercise of QAT Options (if any) to be voted in favour of the Arrangement Resolution by those persons who continue to hold such QAT Shares as of the record date for the QAT Meeting.

(c)	Purchaser shall assume the employment of all employees of QAT, subject to negotiating any modifications to existing QAT contractual arrangements deemed necessary by Purchaser, in its sole judgment.

(d)
As at the Effective Time, no officers, employees or consultants of QAT shall be entitled to change of control, termination or severance payments (or both), except such payments the particulars of which are disclosed in writing to Purchaser by QAT.  The Employee Obligations of QAT shall not exceed the amount set forth in the Disclosure Letter.

2.6	Effective Date

The Arrangement shall become effective at the Effective Time on the Effective Date.

2.7	Recommendation of the QAT Board of Directors

All of the directors present and entitled to vote at the meeting of the QAT Board of Directors held August 15, 2012 and adjourned to and reconvened August 17, 2012 unanimously determined that the Arrangement is in the best interests of QAT and the QAT Shareholders.  At such meeting, the QAT Board of Directors, based upon, among other things, the verbal opinion of QAT's financial advisor, unanimously determined that the consideration in respect of the Arrangement is fair, from a financial point of view, to QAT Shareholders, approved the Arrangement and the entering into of the Arrangement Agreement and has resolved to recommend QAT Shareholders vote in favour of the Arrangement.  Notice of such approvals, determinations and resolution shall, subject to the terms hereof, be included, along with the written fairness opinion of QAT's financial advisor, confirming the aforementioned opinion of such financial advisor, in the Information Circular.

2.8	Dissenting Shareholders

Registered QAT Shareholders entitled to vote at the QAT Meeting may exercise Dissent Rights with respect to their QAT Shares in connection with the Arrangement pursuant to and in the manner set forth in the Plan of Arrangement and the Interim Order.  QAT shall give Purchaser prompt notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such Dissent Rights and received by QAT and shall provide Purchaser with copies of such notices and written objections.

2.9	Support Agreements

The Information Circular shall reflect the execution and delivery of the Support Agreements and the agreement and covenant of the directors, officers and QAT Shareholders who execute such agreements to vote in favour of the Arrangement at the QAT Meeting.

2.10	Disclosure Letter

Notwithstanding anything in the Disclosure Letter to the contrary, all disclosures in the Disclosure Letter must reference a particular section or subsection in this Agreement in order to be deemed to relate to or modify such section or subsection of this Agreement.  The inclusion of any item in the Disclosure Letter by QAT shall not be construed as an admission or opinion by QAT of the materiality of such item.

2.11	Tax Withholdings

Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable to any QAT Shareholder and, for greater certainty, from any amount payable to a Dissenting Shareholder, as the case may be, under the Plan of Arrangement such amounts as Purchaser is required or reasonably believed to be required to deduct and withhold from such consideration in accordance with applicable Tax Laws.  Any such amounts will be deducted and withheld from the consideration payable pursuant to the Plan of Arrangement and shall be treated for all purposes as having been paid to the QAT Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate Taxing Authority.

ARTICLE 3
COVENANTS

3.1	Covenants of Purchaser and Newco

Each of Purchaser and Newco covenants and agrees that, from the date of this Agreement until the earlier of the Effective Date or termination of this Agreement, except with the prior written consent of QAT (such consent not to be unreasonably withheld or delayed), and except as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement) or required by Applicable Laws:

(a)
the business of Purchaser shall be conducted only in the usual and ordinary course consistent with past practices and it shall use all commercially reasonable efforts to maintain and preserve its business, assets and advantageous business relationships;

(b)	Newco shall not conduct any business or incur any debt except as may be required to implement the Arrangement;

(c)	Purchaser shall issue such number of Purchaser Shares as shall be required in order for Newco to deliver to the QAT Shareholders the consideration payable pursuant to the Plan of Arrangement;

(d)
Purchaser will have sufficient working capital available at the Effective Date to cover the anticipated working capital requirements of Purchaser and Amalco for the twelve-month period following the Effective Date;

(e)
Purchaser shall amend the terms of all Purchaser Options granted to directors and officers of Purchaser which are outstanding at the Effective Time, such that the Purchaser Options will vest as to 1/5 on each of the 12, 15, 18, 21 and 24 month anniversaries of the Effective Date;

(f)
Purchaser: (i) shall cause each of the directors and officers of Purchaser and 2238646 Ontario Inc, and shall use reasonable commercial efforts to cause each Purchaser Shareholder holding more than 10% of the outstanding Purchaser Shares, to deposit with Purchaser, prior to the Effective Date,  the certificates representing all of the Purchaser Shares held by such persons; and (ii) shall, following the Effective Date, cause such certificates to be exchanged for certificates representing Purchaser Shares that will be collectively legended as follows:

(i)	1/5 of the Purchaser Shares to be released on the date which is 12 months after the Effective Date;

(ii)	1/5 of the Purchaser Shares to be released on the date which is 15 months after the Effective Date;

(iii)	1/5 of the Purchaser Shares to be released on the date which is 18 months after the Effective Date;

(iv)	1/5 of the Purchaser Shares to be released on the date which is 21 months after the Effective Date; and

(v)	1/5 of the Purchaser Shares to be released on the date which is 24 months after the Effective Date.

(g)
Purchaser and Newco will each use its reasonable commercial efforts to satisfy or cause the satisfaction of the conditions set forth in Sections 5.1 and 5.3 as soon as reasonably practicable, to the extent the fulfillment of the same is within the control of Purchaser or Newco, as applicable;

(h)
Neither Purchaser nor Newco shall directly or indirectly do, or permit to occur, any of the following: (i) except as may be necessary to facilitate the Arrangement, amend its constating documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of outstanding Purchaser Shares; (iii) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Purchaser; (iv) split, combine or reclassify any of the outstanding Purchaser Shares; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(i)
Purchaser and Newco will forthwith carry out the terms of the Interim Order and the Final Order to the extent applicable to each of them and each will use its reasonable commercial efforts to assist QAT in obtaining such orders and to carry out the intent or effect of this Agreement and the Arrangement;

(j)
Purchaser and Newco will cooperate with QAT in the preparation of the application for the Final Order, which will be used to exempt Purchaser from the requirement to register the Purchaser Shares issuable under the Arrangement with the SEC such that the Purchaser Shares shall be, subject to Article 4 of the Plan of Arrangement, freely tradable immediately after the Closing Time without restrictions or hold periods under Applicable Canadian Securities Laws and U.S. Securities Laws;

(k)
Purchaser will make all other necessary filings and applications under Applicable Laws, including U.S. Securities Laws, required on the part of Purchaser in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such Applicable Laws;

(l)
Neither Purchaser nor Newco shall take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Arrangement in accordance with the terms and conditions herein;

(m)
Purchaser shall indemnify and save harmless QAT, its subsidiaries and their respective directors, officers, employees, advisors and agents from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which QAT, its subsidiaries or their respective directors, officers, employees, advisors or agents may be subject or which QAT, its subsidiaries or their respective directors, officers, employees, advisors or agents may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)	any misrepresentation or alleged misrepresentation in the Purchaser Information;

(ii)
any order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any untrue statement or omission or alleged untrue statement or omission of a material fact or any misrepresentation or any alleged misrepresentation in any material filed by or on behalf of Purchaser in compliance or intended compliance with Applicable Laws, which prevents or restricts the trading in the Purchaser Shares; and

(iii)	Purchaser not complying with any requirement of Applicable Laws in connection with the transactions contemplated in this Agreement;

except that Purchaser shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based upon any misrepresentation or alleged misrepresentation of a material fact based on the QAT Information, the negligence of QAT or the non-compliance by QAT with any requirement of Applicable Laws in connection with the transactions contemplated in this Agreement;

(n)
subject to Section 9.3, except for non-substantive communications with third parties and communications to legal and other advisors of Purchaser, Purchaser will furnish promptly to QAT: (i) a copy of each notice, report, schedule or other document delivered, filed or received by Purchaser or Newco in connection with the Arrangement from any Governmental Authority; (ii) any filings under Applicable Laws in connection with the Arrangement; and (iii) any documents related to dealings with Governmental Authorities in connection with the transactions contemplated herein;

(o)
except as contemplated herein, Purchaser shall not take any action that would render, or may reasonably be expected to render, any representation or warranty made by Purchaser in this Agreement untrue in any material respect;

(p)
Purchaser shall promptly notify QAT in writing of any material changes (actual, anticipated, contemplated or, to the knowledge of Purchaser, threatened, financial or otherwise) in the business, operations, affairs, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or Liabilities of Purchaser, whether contractual or otherwise, of Purchaser or any of its subsidiaries or of any change in any representation or warranty provided by Purchaser in this Agreement which change is or may be of such a nature as to render any representation or warranty misleading or untrue in any material respect and Purchaser shall in good faith discuss with QAT any change in circumstances which is of such a nature that there may be a reasonable question as to whether notice need be given to QAT pursuant to this provision;

(q)
Purchaser shall use its reasonable commercial efforts to obtain the consent of any third parties required by Purchaser for the transactions contemplated hereby and provide the same to QAT on or prior to the Effective Date;

(r)	Purchaser shall take all commercially reasonable actions to give effect to the transactions contemplated by this Agreement and the Plan of Arrangement; and

(s)
Purchaser shall cause Newco to take all steps, to do and perform all such acts and things and to execute and deliver all such agreements, documents and other instruments as are necessary or desirable to effect and complete the transactions contemplated herein and in the Plan of Arrangement in accordance with the terms and conditions hereof and thereof and any and all covenants and agreements of Purchaser contained herein and in the Plan of Arrangement shall, to the extent that they are required to be performed by Newco, shall be and be deemed to be covenants and agreements of both Purchaser and Newco.

3.2	Additional Covenants of Purchaser

Purchaser further covenants and agrees that:

(a)
all rights to indemnification existing in favour of present and former directors and officers of (i) QAT or (ii) any corporation of which QAT is or was a shareholder or creditor and who are serving or did serve at QAT's request, as provided by contract, in QAT's articles or by-laws or in similar documents of any of QAT's subsidiaries in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date, shall survive  the completion of the Arrangement and shall continue in full force and effect without modification for a period of not less than the later of their terms, if any, or the statutes of limitations applicable to such matters, and Purchaser further unconditionally and irrevocably covenants and agrees to be jointly and severally liable with QAT for the performance of this covenant following the Effective Date; and

(b)
QAT shall be permitted to secure "run off" directors' and officers' liability insurance for QAT's and its subsidiaries' current and former directors and officers, covering claims made prior to or within six years after the Effective Date which has a scope and coverage substantially equivalent in scope and coverage to that provided pursuant to QAT's and its subsidiaries' current directors' and officers' insurance policies and Purchaser agrees to not take any action to terminate or otherwise adversely affect or alter such directors' and officers' insurance.

3.3	Covenants of QAT

QAT covenants and agrees that, from the date of this Agreement until the earlier of the Effective Date or termination of this Agreement, except with the prior written consent of Purchaser and Newco (such consent not to be unreasonably withheld or delayed), and except as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement) or required by Applicable Laws:

(a)
QAT will use its reasonable commercial efforts to satisfy or cause the satisfaction of the conditions set forth in Sections 5.1 and 5.2 as soon as practicable, to the extent the fulfillment of the same is within the control of QAT;

(b)	QAT will forthwith carry out the terms of the Interim Order and the Final Order to the extent applicable to it;

(c)
QAT will make all necessary filings and applications under Applicable Laws, including U.S. Securities Laws, if applicable, reasonably required to be made on the part of QAT in connection with the transactions contemplated herein and shall take all reasonable action necessary to be in compliance with such Applicable Laws;

(d)
QAT shall not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Arrangement in accordance with the terms and conditions herein;

(e)
the business of QAT and of its subsidiaries shall be conducted only in the usual and ordinary course consistent with past practices and it shall use all commercially reasonable efforts to maintain and preserve its business, assets (including Intellectual Property), relationships, customers, clients and employees and to preserve for Purchaser the integrity and reputation of QAT;

(f)
QAT shall not directly or indirectly do, or permit to occur, any of the following: (i) amend its constating documents or those of any of its subsidiaries; (ii) declare, set aside or pay, or permit any of its subsidiaries to declare, set aside or pay, any dividend or other distribution or payment (whether in cash, shares or property) in respect of outstanding QAT Shares or shares of any of QAT's subsidiaries; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any QAT Shares or QAT Class B Shares or other securities of QAT or any of its subsidiaries, including, without limitation, securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, QAT Shares (other than on exercise of QAT Options or conversion of the QAT Class B Shares); (iv) redeem, purchase or otherwise acquire any of the outstanding QAT Shares or other securities or securities of any of QAT's subsidiaries; (v) split, combine or reclassify any of the outstanding QAT Shares or shares of any of QAT's subsidiaries; (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of QAT or any of its subsidiaries; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(g)
QAT shall not directly or indirectly: (i) sell, pledge, dispose of or encumber any assets (including Intellectual Property) except in the ordinary course of business and consistent with QAT's current practices; (ii) expend or commit to expend any amounts with respect to any operating expenses other than in the ordinary course of business or pursuant to the Arrangement; (iii) reorganize, amalgamate, merge or otherwise continue QAT or any of its subsidiaries with any other Person or other business organization whatsoever; (iv) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise) any corporation, trust, partnership or other business organization or division thereof, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer; (v) acquire any assets (other than purchases of inventories in the ordinary course of business); (vi) incur any indebtedness for borrowed money or any other material liability or obligation (other than the Bridge Loan) or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances (except to a subsidiary of QAT), or amend the terms of any of its office leases or existing credit facilities; (vii) except for Employee Obligations, pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, of liabilities reflected or reserved against in the QAT Financial Statements or incurred in the ordinary course of business consistent with past practice; (viii) authorize, recommend or propose any release or relinquishment of any material Contracts; (ix) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract or other material document; (x) enter into or terminate any hedges, swaps or other financial instruments or like transactions; or (xi) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(h)
QAT shall not make any payment to any employee, officer or director outside of their ordinary and usual compensation for services provided, except to the extent that any such entitlement to payment to a former employee or officer has accrued prior to the date hereof and the details of which payments, if any are set forth in the Disclosure Letter;

(i)
except as may be agreed to by Purchaser, neither QAT nor any of its subsidiaries shall: (i) grant any officer, director, employee or consultant an increase in compensation in any form; (ii) grant any general salary increase; (iii) take any action with respect to the amendment or grant of any severance or termination pay policies or arrangements for any directors, officers, employees or consultants; (iv) adopt or amend or make any contribution to any bonus, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, share incentive or purchase plan, trust fund or arrangements for the benefit of directors, officers, employees or consultants, except as is necessary to comply with Applicable Laws or with respect to existing provisions of or commitments in respect of any such plans, programs, arrangements or agreements; or (v) advance any loan to any officer or director of QAT or any of its subsidiaries or any other party not at arm's length to QAT or any of its subsidiaries;

(j)
QAT shall use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies for QAT and any of its subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing satisfactory to Purchaser providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(k)	no amendments shall be made to outstanding QAT Options without the prior written consent of Purchaser other than as permitted pursuant to subsection 3.3(m) hereof;

(l)
QAT shall use its commercially reasonable efforts to cause the resignation of all of the directors and officers of QAT and QAT's subsidiaries as requested by Purchaser pursuant to subsection 5.2(n) as of the Effective Time (and for mutual releases in form and substance satisfactory to Purchaser and QAT, each acting reasonably, to be provided);

(m)
QAT shall use its commercially reasonable efforts to ensure that all outstanding QAT Options are either exercised, terminated, expired or surrendered prior to the Effective Time; provided that QAT shall not pay the holders any amount of consideration therefor other than as set out herein, nor shall QAT make any amendment to outstanding QAT Options without the prior written consent of Purchaser;

(n)
QAT shall not take any action that would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Date or termination of this Agreement, whichever first occurs;

(o)
QAT shall promptly notify Purchaser in writing of any changes (actual, anticipated, contemplated or, to the knowledge of QAT, threatened, financial or otherwise) in the business, operations, affairs, assets (including Intellectual Property), capitalization, financial condition, prospects, licenses, permits, rights, privileges or Liabilities, whether contractual or otherwise, of QAT or any of its subsidiaries or of any change in any representation or warranty provided by QAT in this Agreement which change is or may be of such a nature as to render any representation or warranty misleading or untrue in any material respect and QAT shall in good faith discuss with Purchaser any change in circumstances which is of such a nature that there may be a reasonable question as to whether notice need be given to Purchaser pursuant to this provision;

(p)
QAT shall use its reasonable commercial efforts to obtain the consents of its bankers, surety providers, landlord and any other third party consents required for the transactions contemplated hereby and provide the same to Purchaser on or prior to the Effective Date;

(q)	QAT shall provide notice to Purchaser of the QAT Meeting and allow Purchaser's representatives and legal counsel to attend such QAT Meeting;

(r)
QAT shall indemnify and save harmless Purchaser, its subsidiaries and their directors, officers, employees, advisors and agents from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Purchaser, its subsidiaries or their directors, officers, employees, advisors or agents may be subject or which Purchaser, its subsidiaries or their directors, officers, employees, advisors or agents may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)	any misrepresentation or alleged misrepresentation in the QAT Information;

(ii)
any order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any untrue statement or omission or alleged untrue statement or omission of a material fact or any misrepresentation or any alleged misrepresentation in any material filed by or on behalf of QAT in compliance or intended compliance with Applicable Canadian Securities Laws; and

(iii)	QAT not complying with any requirement of Applicable Laws in connection with the transactions contemplated in this Agreement;

except that QAT shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based upon any misrepresentation or alleged misrepresentation of a material fact based on the Purchaser Information, the negligence of Purchaser or the non-compliance by Purchaser with any requirement of Applicable Laws in connection with the transactions contemplated by this Agreement;

(s)
subject to Section 9.3, except for proxies and other non-substantive communications with securityholders, QAT will furnish promptly to Purchaser or Purchaser's counsel, a copy of each notice, report, schedule or other document delivered, filed or received by QAT in connection with: (i) the Arrangement; (ii) the QAT Meeting; (iii) any filings under Applicable Laws; and (iv) any dealings with Governmental Authorities in connection with the transactions contemplated hereby;

(t)	management of QAT shall solicit proxies to be voted at the QAT Meeting in favour of matters to be considered at the QAT Meeting, including the Arrangement Resolution;

(u)
QAT shall conduct the QAT Meeting in accordance with the by-laws of QAT, the OBCA, Applicable Canadian Securities Laws and any instrument governing the QAT Meeting (including, without limitation, the Interim Order), as applicable, and as otherwise required by Applicable Laws;

(v)	QAT shall take all commercially reasonable actions to give effect to the transactions contemplated by this Agreement and the Plan of Arrangement;

(w)
QAT shall promptly advise Purchaser of the number of QAT Shares for which QAT receives notices of dissent or written objections to the Arrangement and provide Purchaser with copies of such notices and written objections;

(x)
except as disclosed in the Disclosure Letter, the QAT Group shall: (i) duly and on a timely basis file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects; (ii) timely pay all Taxes shown on such Tax Returns; (iii) except as required by Tax Laws, not make or rescind any material express or deemed election relating to Taxes, or file any amended Tax Returns where the result of such action is inconsistent with past practice; (iv) not make a request for a Tax ruling or enter into an agreement with any Governmental Authority related to the payment or postponement of Tax or any filing requirement; (v) not settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of Taxes; (vi) not change in any material respect any of its methods of reporting income, deductions or accounting for Tax purposes from those employed in the preparation of its Tax Return for the taxation years ending December 31, 2011 and December 31, 2010, except where such change is as a result of changes to Canadian GAAP or Tax Laws made after December 31, 2011; and (vii) properly reserve (and reflect such reserves in its books and records and financial statements) in accordance with Canadian GAAP, for all Taxes accruing in respect of QAT which are not due or payable prior to the Effective Date;

(y)
the QAT Group shall not make any Tax filings outside the ordinary course of business, including making, amending or rescinding any Tax Return, election or designation, without the consent of Purchaser, such consent not to be unreasonably withheld; and

(z)
on or prior to August 23, 2012, deliver executed Support Agreements from each of the directors and officers of QAT and each QAT Shareholder holding more than 5% of the outstanding QAT Shares, together with each of their respective "associates" and "affiliates" (as such terms are defined in the Securities Act) will be delivered to Purchaser.

3.4	Mutual Covenants Regarding the Arrangement

From the date of this Agreement until the Effective Date or termination of this Agreement, each of Purchaser, Newco and QAT will use its reasonable commercial efforts to: (i) satisfy (or cause the satisfaction of) the conditions precedent to its obligations (and those of any of its subsidiaries) hereunder; (ii) not take, or cause to be taken, any action or cause anything to be done that would cause such obligations not to be fulfilled in a timely manner; and (iii) take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws to complete the Arrangement, including using reasonable commercial efforts:

(a)
to ensure that the Information Circular provides QAT Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters before them, and, in that regard, the Information Circular will set out the Purchaser Information in the form approved by Purchaser and Newco and the QAT Information in the form approved by QAT and shall include, without limitation: (i) any financial statements (including pro forma financial statements) that are required to be included therein in accordance with Applicable Laws; (ii) the unanimous determination of the QAT Board of Directors by all of the directors present and entitled to vote at the meeting of the QAT Board of Directors that the Arrangement is fair, from a financial point of view, to QAT Shareholders and is in the best interests of QAT and QAT Shareholders (and include the unanimous recommendation of the QAT Board of Directors that the QAT Shareholders vote in favour of the Arrangement Resolution); and (iii) the written fairness opinion of QAT's financial advisor that the consideration in respect of the Arrangement is fair, from a financial point of view, to QAT Shareholders;

(b)
to obtain all necessary consents, assignments, waivers and amendments to or terminations of any agreements and take such measures as may be appropriate to fulfill its obligations hereunder and to carry out the transactions contemplated hereby;

(c)	to effect all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the Arrangement;

(d)
reasonably cooperate with the other Party and its tax advisors in structuring the Arrangement in a tax effective manner and making such amendments to this Agreement or the Plan of Arrangement, as the other Party and its tax advisors shall consider necessary, acting reasonably, and assist the other Party and its tax advisors in making such investigations and inquiries with respect to such Party in that regard, as the other Party and its tax advisors shall consider necessary, acting reasonably, provided that QAT shall not be obligated to consent or agree to any structuring contemplated by this subsection 3.4(d) that has the effect of reducing the consideration to be received under the Arrangement by the QAT Shareholders; and

(e)
subject to receipt of required regulatory and court approvals, to cause the Effective Date to occur on or before December 31, 2012 (the "Outside Date") and, subject to receipt of required regulatory approvals, to cause the mailing of the Information Circular to QAT Shareholders to occur by October 15, 2012 (the "Mailing Date").

Each of Purchaser, Newco and QAT will use its reasonable commercial efforts to cooperate with the other in connection with the performance by the other of their obligations under this Section 3.4 and this Agreement including, without limitation, continuing to provide reasonable access to information and to maintain ongoing communications as between officers of Purchaser and QAT, subject in all cases to the Confidentiality Agreement.

3.5	Covenants Regarding Non-Solicitation

(a)
QAT shall, and shall cause the officers, directors, employees, representatives and agents of it and of its subsidiaries to immediately cease any existing discussions or negotiations with any Person (other than Purchaser) with respect to any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal and request, in accordance with the terms of any applicable confidentiality agreement (other than the Confidentiality Agreement), the return or destruction of all confidential information provided in connection therewith.

(b)
Except as otherwise provided in this Section 3.5, QAT shall not, directly or indirectly, through any of its subsidiaries or through any officer, director, employee, investment banker, attorney or other representative or agent of it or any of its subsidiaries:

(i)	solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) the initiation of any inquiries or proposals regarding an Acquisition Proposal;

(ii)	participate in any discussions or negotiations regarding an Acquisition Proposal;

(iii)
withdraw or modify, or propose publicly to withdraw or modify, in any manner adverse to Purchaser, the approval of the QAT Board of Directors of the Arrangement or the recommendation of the QAT Board of Directors to vote in favour of the Arrangement;

(iv)
furnish or provide access to any information concerning QAT, its subsidiaries or their respective businesses, properties or assets to any Person in connection with, or that could reasonably be expected to lead to or facilitate, an Acquisition Proposal;

(v)
waive any provisions of or release or terminate any confidentiality or standstill agreement between QAT and any Person relating to an actual or potential Acquisition Proposal, or amend any such agreement or consent to the making of an Acquisition Proposal in accordance with the terms of such agreement; or

(vi)
accept, recommend, approve or enter into or propose publicly to accept, recommend, approve or enter into any agreement, arrangement or understanding (other than a confidentiality agreement as permitted hereunder) related to any Acquisition Proposal.

(c)
Prior to the Effective Date, QAT and its officers, directors, employees, advisors or other representatives or agents may enter into, or participate in, any discussions or negotiations with a Person who seeks to initiate such discussions or negotiations and, subject to the entering into by such Person of a confidentiality agreement substantially similar to the Confidentiality Agreement (and QAT shall use its reasonable commercial efforts to cause the confidentiality agreement to, among other things, contain details regarding shareholdings of such Person in QAT), may furnish to such Person information concerning QAT and its business, properties and assets, in each case if, and only to the extent that:

(i)
such Person has first made an unsolicited bona fide Acquisition Proposal which the QAT Board of Directors determines in good faith (after consultation with its financial advisors) would, if consummated in accordance with its terms, be reasonably expected to result in, a Superior Proposal;

(ii)
the QAT Board of Directors, after receiving the advice of outside legal counsel, has determined in good faith that the failure to take such action would be inconsistent with the fiduciary duties of the QAT Board of Directors; and

(iii)
QAT has provided to Purchaser the information required to be provided under subsection 3.5(e) in respect of such Acquisition Proposal and has promptly notified Purchaser in writing of the determinations in paragraphs 3.5(c)(i) and 3.5(c)(ii) above.

(d)
If, prior to the Effective Time, QAT receives a request from a Person who is subject to a standstill obligation to waive or release such Person from its standstill obligation in order to make an unsolicited bona fide Acquisition Proposal or to implement a Superior Proposal, QAT may release such Person from its standstill obligation only to the extent required to allow such Person to provide the Acquisition Proposal for consideration by the QAT Board of Directors in accordance with this Section 3.5 and to enter into, or participate in, any discussions or negotiations with QAT and be furnished with information concerning QAT, to the extent permitted pursuant to subsection 3.5(c), or to implement a Superior Proposal.

(e)
QAT shall promptly notify Purchaser, at first orally and then in writing, of any Acquisition Proposal received after the date hereof, of any confidentiality agreement entered into in respect of any such Acquisition Proposal and any inquiry or contact received after the date hereof that could lead to an Acquisition Proposal, or any request for non-public information relating to QAT received after the date hereof or for access to the properties, books or records of QAT by any Person that informs QAT that it is considering making, or has made, an Acquisition Proposal after the date hereof; which notice will include any known material terms and conditions of such Acquisition Proposal (including any form of agreement proposed to be entered into) and shall indicate such details, to the extent known, of the Acquisition Proposal, inquiry or contact as Purchaser may reasonably request, including the identity of the Person making such proposal, inquiry or contact.  QAT shall keep Purchaser informed of the status, including any change to the material terms, of any such Acquisition Proposal or inquiry.  In addition, QAT shall provide Purchaser with a list of or copies of the information provided to any Person in respect of which a confidentiality agreement is entered into in respect of any Acquisition Proposal pursuant to subsection 3.5(c) and shall provide Purchaser with access to any information provided to any such Person to the extent Purchaser did not previously have access to such information.

(f)
QAT shall give Purchaser, orally and in writing, at least three (3) Business Days advance notice of any decision by the QAT Board of Directors to accept, recommend, approve or enter into an agreement to implement a Superior Proposal, which notice shall confirm that the QAT Board of Directors has determined that such Acquisition Proposal constitutes a Superior Proposal, shall identify the Person making the Superior Proposal and shall provide a true and complete copy thereof and any amendments thereto. During such three (3) Business Day period, QAT agrees not to accept, recommend, approve or enter into any agreement to implement such Superior Proposal and shall not withdraw, modify or change its recommendation in respect of the Arrangement or waive any provision of any standstill obligation with respect thereto.  In addition, during such three (3) Business Day period, the QAT Board of Directors: (i) shall, and shall cause its financial and legal advisors to, negotiate in good faith with Purchaser and its financial and legal advisors, in a manner consistent with its fiduciary duties, to make such adjustments in the terms and conditions of this Agreement and the Arrangement as would cause the Acquisition Proposal to cease to be a Superior Proposal and enable QAT to proceed with the Arrangement as amended rather than the Acquisition Proposal; and (ii) shall review any proposal by Purchaser to amend the terms and conditions of this Agreement and the Arrangement in order to determine in good faith in the exercise of its fiduciary duties whether such proposal would result in the Acquisition Proposal ceasing to be a Superior Proposal.  If the QAT Board of Directors determines that the Acquisition Proposal is not a Superior Proposal as compared to the proposed amendments to the terms and conditions of this Agreement and the Arrangement, QAT will promptly enter into an amended agreement with Purchaser and Newco and the QAT Board of Directors shall not accept, recommend, approve or enter into any agreement to implement such Acquisition Proposal and shall not release the party making the Acquisition Proposal from any standstill provisions and shall not withdraw, modify or change its recommendation in respect of the Arrangement. If the QAT Board of Directors continues to believe that such Acquisition Proposal remains a Superior Proposal and therefore rejects Purchaser's amended proposal, QAT may terminate this Agreement pursuant to Section 7.1(a)(v).  In the event that QAT provides Purchaser with a copy of the notice referred to in this subsection 3.5(f) on a date that is three (3) Business Days or fewer prior to the QAT Meeting, QAT shall adjourn the QAT Meeting to a date that is not less than three (3) Business Days and not more than ten (10) Business Days after the date of the notice.

(g)
Nothing contained in this Section 3.5 shall prohibit the QAT Board of Directors from: (i) making any disclosure of an Acquisition Proposal to the QAT Shareholders prior to the Effective Time if, in the good faith judgment of the QAT Board of Directors after receiving the advice of outside counsel, such disclosure is necessary for the QAT Board of Directors to act in a manner consistent with its fiduciary duties or is otherwise required under Applicable Law; (ii) taking any other action with regard to an Acquisition Proposal to the extent ordered or otherwise mandated by any court of competent jurisdiction; (iii) considering or responding to a bona fide request for information that could reasonably be expected to lead to an Acquisition Proposal solely by advising that no information can be provided unless a bona fide written Acquisition Proposal is made and then only in compliance with subsection 3.5(c); and (iv) complying with those provisions under Applicable Laws relating to the provision of directors' circulars and making appropriate disclosure with respect thereto to QAT Shareholders.

(h)
QAT also acknowledges and agrees that each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under Subsection 3.5(f) to initiate an additional three (3) Business Day notice period.

(i)
The QAT Board of Directors shall promptly reaffirm its recommendation in respect of the Arrangement by press release after any Acquisition Proposal (which is determined not to be a Superior Proposal) is publicly announced or made.

(j)
Purchaser agrees that all information that may be provided to it by QAT with respect to any Acquisition Proposal pursuant to this Section 3.5 shall be treated as if it were "Confidential Information" as that term is defined in the Confidentiality Agreement and shall not be disclosed or used except in accordance with the provisions of the Confidentiality Agreement or in order to enforce its rights under this Agreement in legal proceedings.

3.6	Provision of Information

Until the Effective Date or termination of this Agreement, each Party agrees to keep the other Party fully appraised in a timely manner of every circumstance, action, occurrence or event occurring or arising after the date hereof that would be relevant and material to a prudent operator of the business and operations of QAT and Purchaser.  Each Party shall confer with and obtain the approval of the other Party (not to be unreasonably withheld or delayed), prior to taking action (other than in emergency situations) with respect to any material operational matters involved in its business.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Purchaser and Newco

Purchaser and Newco represent and warrant to and in favour of QAT and acknowledges that QAT is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)
Organization and Qualification.  Each company in the Purchaser Group has been duly incorporated, amalgamated or created, as the case may be, and is validly subsisting under the Laws of its jurisdiction of formation and has the requisite power and authority to own its assets and properties as now owned and to carry on its business as now conducted.  Each member of the Purchaser Group is duly registered or authorized to conduct its affairs or do business, as applicable, and is in good standing in each jurisdiction in which the character of its assets and properties, owned or leased, or the nature of its activities makes such registration or authorization necessary, except where the failure to be so registered or authorized would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser or Newco.  Copies of the constating documents of each of Purchaser and Newco provided to QAT, together with all amendments to date, are accurate and complete as of the date hereof and have not been amended or suspended.

(b)
Authority Relative to this Agreement.  each of Purchaser and Newco has the requisite corporate power and authority to execute this Agreement and to carry out its obligations hereunder (including, without limitation, the issuance of the Purchaser Shares under the Arrangement).  The execution and delivery of this Agreement and the consummation by Purchaser and Newco of the transactions contemplated by the Arrangement have been duly authorized by the Purchaser Board of Directors and the board of directors of Newco, respectively, and no other proceedings on the part of either Purchaser or Newco are necessary to authorize this Agreement or the Arrangement.  This Agreement has been duly executed and delivered by each of Purchaser and Newco and constitutes a legal, valid and binding obligation of each of Purchaser and Newco enforceable against them in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)
Subsidiaries.  Purchaser has no subsidiaries other than Mobilotto Inc. and Newco (collectively, with Purchaser, the "Purchaser Group") and Purchaser owns, directly or indirectly, 100% of the outstanding securities of each of such subsidiaries.  All of the outstanding shares and all other ownership interests in the subsidiaries of Purchaser are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly by Purchaser, are owned by Purchaser free and clear of all Encumbrances, except pursuant to restrictions on transfer contained in the articles of such subsidiary.  There are no rights of first refusal and similar rights restricting transfer of Purchaser Shares contained in shareholders, partnership, joint venture or similar agreements or pursuant to existing financing arrangements and there are no outstanding contractual or other obligations of any member of the Purchaser Group to repurchase, redeem or otherwise acquire any of their respective securities or with respect to the voting or disposition of any outstanding securities of any of them.

(d)	No Conflict. Except as disclosed by Purchaser or Newco to QAT in writing prior to the date of this Agreement, or as contemplated by this Agreement:

(i)
the execution, delivery and performance by Purchaser and Newco of this Agreement and the consummation of the Arrangement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition), violate, conflict with or result in a breach of (i) any of the articles, by-laws or other constating documents of Purchaser or Newco, or (ii) any Law applicable to Purchaser or Newco, with such exceptions, in the case of clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser or Newco; and

(ii)
other than in connection with or in compliance with the provisions of Applicable Laws in relation to the completion of the Arrangement or which are required to be fulfilled post Arrangement: (A) there is no legal impediment to Purchaser's or Newco's consummation of the Arrangement; and (B) no filing or registration with, or authorization, consent or approval of, any Governmental Authority is required of Purchaser or Newco in connection with the consummation of the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser or Newco, or significantly impede the ability of Purchaser or Newco to consummate the Arrangement.

(e)
No Business.  Newco is not engaged in any business nor is it a party to or bound by any Contract, agreement, arrangement, instrument, license, permit or authority; nor does it have any liability, contingent or otherwise, other than pursuant to or as completed by this Agreement.

(f)
Litigation.  Except as Publicly Disclosed by Purchaser, there are no claims, actions, suits, proceedings or investigations by Governmental Authorities in existence or pending or, to the knowledge of Purchaser or Newco, threatened or for which there is a reasonable basis, affecting or that would reasonably be expected to affect the Purchaser Group or affecting or that would reasonably be expected to affect any of its property or assets at law or equity or before or by any court or Governmental Authority which claim, action, suit, proceeding or investigation involves a possibility of any judgment against or liability of the Purchaser Group which, if successful, would have a Material Adverse Effect on Purchaser or Newco, or would significantly impede the ability of Purchaser or Newco to consummate the transactions contemplated in this Agreement.  Neither Purchaser nor or Newco is  subject to any outstanding order, writ, injunction or decree that has had or would have a Material Adverse Effect on Purchaser or Newco or would significantly impede the ability of Purchaser or Newco to consummate the transactions contemplated in this Agreement.

(g)
Registration Status.  Purchaser Shares are registered pursuant to the U.S. Exchange Act and Purchaser is in material compliance with all applicable U.S. Securities Laws.  Purchaser Shares trade through the over the counter United States quotation system.

(h)
Capitalization of Purchaser.  The authorized capital of Purchaser consists of 300,000,000 Purchaser Shares, with a par value of $0.0001 per share.  As of the date hereof, there are issued and outstanding 152,379,630 Purchaser Shares and no other shares are issued and outstanding.  Other than outstanding Purchaser Options and warrants to acquire additional Purchaser Shares as has been disclosed by Purchaser to QAT during its due diligence process, there are no options, warrants or other rights, plans, agreements or commitments of any nature whatsoever requiring the issuance, sale or transfer by Purchaser of any securities of Purchaser (including Purchaser Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of Purchaser (including Purchaser Shares).  All outstanding Purchaser Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights and all Purchaser Shares issuable in accordance with the Plan of Arrangement will be duly authorized and validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights.

(i)
Capitalization of Newco.  The authorized capital of Newco consists of an unlimited number of Newco Common Shares.  As of the date hereof, there are issued and outstanding 10 Newco Shares and no other shares are issued and outstanding.  All outstanding Newco Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

(j)
Equity Monetization Plans.  Other than in respect of stock options, there are no outstanding stock appreciation rights, phantom equity, profit sharing plans or similar rights, agreements, arrangements or commitments payable to any employee of Purchaser and which are based upon the revenue, value, income or any other attribute of any member of the Purchaser Group.

(k)
Purchaser Financial Statements.  As of their respective dates, the Purchaser Financial Statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and complied in all material respects with all Applicable Laws.   The Purchaser Financial Statements were prepared in accordance with accounting principles generally accepted in the United States, except as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Purchaser's independent auditors, and present fairly, in accordance with accounting principles generally accepted in the United States, the consolidated financial position, statements of operations, stockholders' equity and cash flows of Purchaser on a consolidated basis as of the dates thereof and for the periods indicated therein, and that the Purchaser Financial Statements be identified as those of a development stage company.  There has been no material change in Purchaser's accounting policies, except as described in the notes to the Purchaser Financial Statements, since May 31, 2012.

(l)
Public Record.  Since May 31, 2012, the information and statements set forth in the Public Record were true, correct and complete in all material respects as of the date of such information and statements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(m)
Absence of Certain Changes or Events.  Except as Publicly Disclosed by Purchaser, and except for the Arrangement or any action taken in accordance with this Agreement, since May 31, 2012, Purchaser has conducted its business only in the ordinary course of business substantially consistent with past practice; and, without limiting the generality of the foregoing, except as Publicly Disclosed by Purchaser, there has not occurred:

(i)	an amendment or proposed amendment to the articles or by-laws of Purchaser;

(ii)	a Material Adverse Change with respect to Purchaser;

(iii)	any material damage, destruction or loss not fully covered by insurance (subject to normal deductibles);

(iv)
any redemption, repurchase or other acquisition of Purchaser Shares by Purchaser, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Purchaser Shares;

(v)	any resolution to approve a split, consolidation or reclassification of any of its outstanding Purchaser Shares;

(vi)
any change in its financial accounting methods, policies or practices, other than changes required by accounting principles generally accepted in the United States or official interpretations thereof and except for changes in practices in the ordinary course of business consistent with past practice; or

(vii)	any agreement by Purchaser to do any of the foregoing.

(n)
Governmental Approvals.  The execution, delivery and performance by Purchaser of the Arrangement require no consent, waiver or approval or any action by or in respect of, or filing with, or notification to, any Governmental Authority other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) disclosures on Form 8-K in accordance with the U.S. Exchange Act; (iv) compliance with any applicable U.S. Securities Laws and stock exchange rules and policies; and (v) any consents, waivers, approvals, actions, filings or notifications, the absence of which would not be reasonably expected to materially impair or delay the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(o)
Compliance with Laws.  Except as Publicly Disclosed by Purchaser, the operations and business of Purchaser are and have been carried out in compliance and not in violation of any Applicable Laws, other than non-compliance or violation which, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received any notice of any alleged violation of any such Laws except where such notice would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

(p)	Taxes, etc.

(i)
All material Tax Returns required to be filed by or on behalf of Purchaser for periods ended on and prior to the date of this Agreement by Purchaser have been duly filed on a timely basis and such tax returns are or shall be at the time of filing, complete and correct in all material respects;

(ii)
Purchaser has, in all material respects, paid or has withheld and remitted to the appropriate Taxing Authority all Taxes, including any instalments or prepayments of Taxes, that are due and payable whether or not shown as being due on any Tax Return, or, where payment is not yet due, Purchaser has established adequate accruals in conformity with U.S. GAAP in the Purchaser Financial Statements for the period covered by such financial statements for any Taxes, including income Taxes and related future Taxes, if applicable, that have not been paid, whether or not shown as being due on any Tax Return. Purchaser has, in all material respects, made adequate provision in its books and records for any Taxes accruing in respect of any period subsequent to the period covered by such financial statements, whether or not shown as being due on any Tax Return;

(iii)	no material deficiencies exist or have been asserted with respect to Taxes of Purchaser or any of its subsidiaries that have not yet been settled; and

(iv)
none of Purchaser or its subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, nor, to the knowledge of Purchaser, has such an event been asserted or threatened against Purchaser or its subsidiaries or any of their respective assets that would have a Material Adverse Effect on Purchaser.

(q)
No Orders.  No order, ruling or determination having the effect of suspending the sale of, or ceasing the trading of, the Purchaser Shares or any other securities of Purchaser has been issued by any Governmental Authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of Purchaser, are contemplated or threatened under any Applicable Laws or by any Governmental Authority.

(r)
Books and Records.  The records and minute books of each of Purchaser and Newco have been maintained substantially in accordance with all Applicable Laws and are complete and accurate in all material respects.

(s)	Cash on Hand. As at July 31, 2012, the amount of Purchaser's cash was not less than US $640,000.

(t)
Absence of Undisclosed Liabilities.  Except as Publicly Disclosed by Purchaser, none of Purchaser or any of its subsidiaries has any material liabilities of any nature (matured or unmatured, fixed or contingent), other than:

(i)	those set forth or adequately provided for or disclosed in the most recent balance sheet and associated notes thereto included in the Purchaser Financial Statements (the "Purchaser Balance Sheet");

(ii)	those incurred in the ordinary course of business and not required to be set forth in the Purchaser Balance Sheet under U.S. GAAP;

(iii)	those incurred in the ordinary course of business since the date of the Purchaser Balance Sheet and consistent with past practice; or

(iv)	those incurred in connection with the execution of this Agreement.

(u)
Registration, Exemption Orders, Licenses, etc.  Purchaser has obtained and is in compliance with all licenses, permits, certificates, consents, orders, grants, registrations, recognition orders, exemptive relief orders, no-action relief and other authorizations of or from any Governmental Authority necessary in connection with the conduct of its business as it is now, individually or in the aggregate, being or proposed to be conducted (collectively, the "Governmental Authorizations"), except where the failure to obtain or be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.  Such Governmental Authorizations are in full force and effect in accordance with their terms, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation of any such Governmental Authorization, except where the violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.  No proceedings are pending or, to the knowledge of Purchaser, threatened, which could result in the revocation or limitation of any Governmental Authorization, and all steps have been taken and filings made on a timely basis with respect to each Governmental Authorization and its renewal, except where the failure to take such steps and make such filings would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

(v)
Restrictions on Business Activities.  There is no judgment, injunction or order binding upon any member of the Purchaser Group that has or could reasonably be expected to have the effect of prohibiting, restricting or impairing its business in any material respect or, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

(w)
Insurance.  Purchaser Group maintains insurance policies with recognized insurers as are appropriate to its business in such amounts and against such risks as are customarily carried and insured against by prudent owners of comparable business. All such policies are in all  material respects in full force and effect in accordance with their terms.

(x)	Board Approval. The Purchaser Board of Directors has endorsed the Arrangement and approved this Agreement and the Arrangement.

4.2	Representations and Warranties of QAT

QAT represents and warrants to and in favour of each of Purchaser and Newco and acknowledges that Purchaser and Newco are relying upon such representations and warranties in connection with the matters contemplated by this Agreement and the Arrangement.

(a)
Organization and Qualification.  Each member of the QAT Group has been duly incorporated, amalgamated or created, as the case may be, and is validly subsisting under the Laws of its jurisdiction of formation and has the requisite power and authority to own its assets and properties as now owned and to carry on its business as now conducted.  Each member of the QAT Group is duly registered or authorized to conduct its affairs or do business, as applicable, and each is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration or authorization necessary, except where the failure to be so registered or authorized would not, individually or in the aggregate, have a Material Adverse Effect on QAT.  Copies of the constating documents of each member of the QAT Group provided to Purchaser, together with all amendments to date, are accurate and complete as of the date hereof and have not been amended or superseded.

(b)
Authority Relative to this Agreement.  QAT has the requisite corporate power and authority to execute this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation by QAT of the transactions contemplated by the Arrangement has been duly authorized by the QAT Board of Directors and, subject to the requisite approval of the QAT Shareholders and the obtaining of the Final Order, no other proceedings on the part of QAT are necessary to authorize this Agreement or the Arrangement.  This Agreement has been duly executed and delivered by QAT and constitutes a legal, valid and binding obligation of QAT enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)
Subsidiaries.  QAT has no subsidiaries other than as disclosed in the Disclosure Letter (collectively, with QAT, the "QAT Group") and QAT owns, directly or indirectly, 100% of the outstanding securities of each of such subsidiaries.  All of the outstanding shares and all other ownership interests in the subsidiaries of QAT are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly by QAT, are owned by QAT free and clear of all Encumbrances, except pursuant to restrictions on transfer contained in the articles of such subsidiary.  There are no rights of first refusal and similar rights restricting transfer of QAT Shares contained in shareholders, partnership, joint venture or similar agreements or pursuant to existing financing arrangements and there are no outstanding contractual or other obligations of any member of the QAT Group to repurchase, redeem or otherwise acquire any of their respective securities or with respect to the voting or disposition of any outstanding securities of any of them.

(d)	No Conflict. Except as disclosed by QAT to Purchaser in the Disclosure Letter, or as contemplated by this Agreement:

(i)
the execution, delivery and performance by QAT of this Agreement and the consummation of the Arrangement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition), violate, conflict with or result in a breach of (i) any of the articles, by-laws or other constating documents of QAT, or (ii) any Law applicable to QAT, with such exceptions, in the case of clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on QAT; and

(ii)
other than in connection with or in compliance with the provisions of Applicable Laws in relation to the completion of the Arrangement or which are required to be fulfilled post Arrangement, and except for the requisite approval of QAT Shareholders and the obtaining of the Final Order: (A) there is no legal impediment to QAT's consummation of the Arrangement; and (B) no filing or registration with, or authorization, consent or approval of, any Governmental Authority is required of QAT in connection with the consummation of the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not, individually or in the aggregate, have a Material Adverse Effect on QAT, or significantly impede the ability of QAT to consummate the Arrangement.

(e)
Litigation.  Except as set forth in the Disclosure Letter, there are no claims, actions, suits, proceedings or investigations by Governmental Authorities in existence or pending or, to the knowledge of QAT, threatened or for which there is a reasonable basis, affecting or that would reasonably be expected to affect the QAT Group or affecting or that would reasonably be expected to affect any of its property or assets at law or equity or before or by any court or Governmental Authority which claim, action, suit, proceeding or investigation involves a possibility of any judgment against or liability of the QAT Group which, if successful, would have a Material Adverse Effect on QAT, or would significantly impede the ability of QAT to consummate the transactions contemplated in this Agreement.  QAT is not subject to any outstanding order, writ, injunction or decree that has had or would have a Material Adverse Effect on QAT or would significantly impede the ability of QAT to consummate the transactions contemplated in this Agreement.

(f)	Taxes, etc.

(i)
All material Tax Returns required to be filed by or on behalf of any member of the QAT Group for periods ended on and prior to the date of this Agreement have been duly filed on a timely basis and such Tax Returns are or shall be at the time of filing, correct in all material respects.  All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other material Taxes are payable by any member of the QAT Group with respect to items or periods covered by such Tax Returns;

(ii)
except as set forth in the Disclosure Letter, each member of the QAT Group has, in all material respects, paid or has withheld and remitted to the appropriate Taxing Authority all Taxes, including any instalments or prepayments of Taxes, that are due and payable whether or not shown as being due on any Tax Return, or, where payment is not yet due, the QAT Group has established adequate accruals in conformity with Canadian GAAP in the QAT Financial Statements for the period covered by such financial statements for any Taxes, including income Taxes and related future Taxes, if applicable, that have not been paid, whether or not shown as being due on any Tax Return. The QAT Group has, in all material respects, made adequate provision or disclosure in its books and records for any Taxes accruing in respect of any period subsequent to the period covered by such financial statements, whether or not shown as being due on any Tax Return;

(iii)
except as set forth in the Disclosure Letter, Purchaser has been furnished by QAT with true and complete copies of: (A) material portions of income tax audit reports, statement of deficiencies, closing or other agreements received by any member of the QAT Group relating to the Taxes for any taxable period beginning within three (3) years from the date hereof; and (B) any material Tax Returns for each member of the QAT Group for any taxable period beginning within three (3) years from the date hereof;

(iv)
no material deficiencies exist or have been asserted with respect to Taxes of QAT or any of its subsidiaries that have not yet been settled, including without limitation any Taxes which may arise from transactions amongst parties who do not deal with each other at arm's length for purposes of applicable Tax Laws;

(v)
no member of the QAT Group is a party to any tax sharing, tax indemnity or tax allocation agreement or arrangement and no member of the QAT Group has or could have any material liabilities or obligations in respect of Taxes under any such tax sharing, tax indemnity or tax allocation agreement. No material liability (or reasonable claim of material liability) shall arise under any tax sharing, tax indemnity or tax allocation agreement or arrangement or as a result of this transaction;

(vi)
no member of the QAT Group is a party to any action or proceeding for assessment or collection of a material amount of Taxes, nor, to the knowledge of QAT, has such an event been asserted in writing by any Governmental Authority or threatened against QAT or its subsidiaries or any of their respective assets that would have, individually or in the aggregate, a Material Adverse Effect on QAT.  No waiver or extension of any statute of limitations is in effect with respect to material Taxes or material Tax Returns of QAT or its subsidiaries.  No audit by Taxing Authorities of QAT or its subsidiaries is in process or, to the knowledge of QAT, pending; and

(vii)	the Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) in which any member of the QAT Group has filed a Tax Return.

(g)
Reporting Issuer Status.  QAT is a "reporting issuer" in the provinces of Ontario, Alberta and British Columbia and is in material compliance with all Applicable Canadian Securities Laws therein and the outstanding QAT Shares are listed and posted for trading on the CNSX and trade through the over the counter United States bulletin board quotation system.

(h)
Capitalization.  As of the date hereof, the authorized capital of QAT consists of an unlimited number of QAT Shares and an unlimited number of QAT Class B Shares.  As of the date hereof, there are issued and outstanding 267,857,344 QAT Shares, 299,465 QAT Class B Series 1 Shares and no other shares are issued and outstanding.  Other than QAT Options to acquire up to 33,463,099 QAT Shares, there are no options, warrants or other rights, plans, agreements or commitments of any nature whatsoever requiring the issuance, sale or transfer by QAT of any securities of QAT (including QAT Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of QAT (including QAT Shares).  All outstanding QAT Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights and all QAT Shares issuable upon the exercise of QAT Options in accordance with the terms of such options will be duly authorized and validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights.  Other than the QAT Shares, there are no securities of any member of the QAT Group outstanding which have the right to vote generally (or, except for the QAT Options, are exercisable or convertible into or exchangeable for securities having the right to vote generally) with the QAT Shareholders on any matter.

(i)
Equity Monetization Plans.  Except as set forth in the Disclosure Letter and other than the QAT Options, there are no outstanding stock appreciation rights, phantom equity, profit sharing plans or similar rights, agreements, arrangements or commitments payable to any employee of QAT and which are based upon the revenue, value, income or any other attribute of any member of the QAT Group.

(j)
No Orders.  No order, ruling or determination having the effect of suspending the sale of, or ceasing the trading of, the QAT Shares or any other securities of QAT has been issued by any Governmental Authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of QAT, are contemplated or threatened under any Applicable Laws or by any other Governmental Authority.

(k)
Reports.  As of their respective dates:  (i) the QAT Financial Statements; (ii) QAT's information circular dated April 9, 2012; and (iii) all QAT press releases, material change reports and business acquisition reports filed with the Securities Authorities since December 31, 2011, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and complied in all material respects with all Applicable Laws.  The QAT Financial Statements were prepared in accordance with IFRS (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of QAT's independent auditors or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, are subject to normal year-end adjustments or may be condensed or summary statements), and present fairly, in accordance with IFRS, the consolidated financial position, results of operations and changes in financial position of QAT on a consolidated basis as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments) and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of QAT on a consolidated basis.  There has been no material change in QAT accounting policies, except as described in the notes to the QAT Financial Statements, since December 31, 2011.  QAT has not prepared any financial statements subsequent to the most recent QAT Financial Statements.  QAT has not filed any prospectuses or other offering document used by QAT in the offering of its securities with the Securities Authorities since December 31, 2011.

(l)
Books and Records.   The financial books, records and accounts of each member of the QAT Group, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the QAT Group and (iii) accurately and fairly reflect the basis for the QAT Financial Statements.  The corporate records and minute books of each member of the QAT Group have been maintained substantially in compliance with Applicable Laws and are complete and accurate in all material respects, and full access thereto has been provided to Purchaser.

(m)	Cash and Accounts Receivable. As at July 31, 2012 the amount of QAT's cash was not less than $234,000 and the amount of QAT's accounts receivable was not less than $9,000.

(n)
Absence of Certain Changes or Events.  Except as set forth in the Disclosure Letter, and except for the Arrangement or any action taken in accordance with this Agreement, since June 30, 2012, the business of QAT Group has been conducted in the ordinary course of business consistent with past practice, except for the transactions contemplated by this Agreement, and there has not been any event, occurrence, fact, effect or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(o)
Registration, Exemption Orders, Licenses, etc.  QAT has obtained and is in compliance with all licenses, permits, certificates, consents, orders, grants, registrations, recognition orders, exemptive relief orders, no-action relief and other authorizations of or from any Governmental Authority necessary in connection with the conduct of its business as it is now, individually or in the aggregate, being or proposed to be conducted (collectively, the "Governmental Authorizations"), except where the failure to obtain or be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on QAT.  Such Governmental Authorizations are in full force and effect in accordance with their terms, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation of any such Governmental Authorization, except where the violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on QAT.  No proceedings are pending or, to the knowledge of QAT, threatened, which could result in the revocation or limitation of any Governmental Authorization, and all steps have been taken and filings made on a timely basis with respect to each Governmental Authorization and its renewal, except where the failure to take such steps and make such filings would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on QAT.

(p)
Compliance with Laws.  The operations and business of each member of the QAT Group is and has been carried out in compliance with and not in violation of any Applicable Laws, other than non-compliance or violation which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on QAT, and QAT has not received any notice of any alleged violation of any such Laws other than where such notice would not reasonably be expected to have a Material Adverse Effect on QAT.

(q)
Restrictions on Business Activities.  There is no judgment, injunction or order binding upon any member of the QAT Group that has or could reasonably be expected to have the effect of prohibiting, restricting or impairing its business in any material respect or, individually or in the aggregate, have a Material Adverse Effect on QAT.

(r)
Non-Arm's Length Transactions.  Except as set forth in the Disclosure Letter, there are no material Contracts or other material transactions currently in place between any member of the QAT Group, on the one hand, and (i) any officer or director of a member of QAT, (ii) any holder of record or beneficial owner of 10% or more of the voting securities of QAT or (iii) any affiliate of any such officer, director or beneficial owner, on the other hand.

(s)	Intellectual Property.

(i)
Other than as set forth in the Disclosure Letter, QAT either owns exclusively or has all requisite rights and licenses in and to the Intellectual Property and the Intellectual Property Rights relating thereto, free and clear of all encumbrances, liens, charges, security interests, claims and restrictions.

(ii)
QAT has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to QAT and the Intellectual Property and the Intellectual Property Rights relating thereto.

(iii)
Neither the Intellectual Property, nor any activity of QAT and/or of its subsidiaries in relation to the Intellectual Property, including the development, reproduction, use, and sale or distribution, of all or any part thereof, infringes upon, or misappropriates, the Intellectual Property Rights of any Person.

(iv)
No proprietary technology, trade secrets or Intellectual Property Rights of any third Person from which QAT has not secured a subsisting, valid and enforceable license are incorporated in the Intellectual Property.

(v)
No claim has been made or threatened, and there are no claims that are anticipated, against QAT, or any subsidiary or predecessor of QAT, that the Intellectual Property Rights of any third Person, have been infringed by QAT, by any subsidiary or predecessor of QAT, or by any person for whom QAT or its subsidiaries are legally or contractually responsible, nor has any claim been made or threatened seeking to challenge, deny or restrict the development, use, license, sublicense, distribution, display, copying, transmission or creation of derivative works of any of the Intellectual Property, or the making, using, licensing, selling or exploiting of the Intellectual Property or the Intellectual Property Rights relating thereto by QAT, or by its subsidiaries.

(vi)
QAT is not, and has never been, a member or promoter of, or contributor to, any industry standard body or similar organization that could require or obligate QAT to grant or offer to any other Person any license or right to the Intellectual Property.

(vii)
QAT has never infringed (directly, contributorily, by inducement or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition.

(viii)
Neither QAT nor any of its subsidiaries have received notice of, nor does QAT nor any of its subsidiaries have any knowledge of, any registrar proceeding or third Person oppositions having been commenced or threatened against the Intellectual Property or the Intellectual Property Rights registrations or applications related thereto. All fees to maintain such Intellectual Property Rights related thereto, including registration, maintenance and prosecution fees, and all invoiced professional fees incurred in connection therewith, have been paid.

(ix)
The Intellectual Property includes all of the Intellectual Property used in, or reasonably required to utilize, the Intellectual Property as now utilized and as currently planned to be utilized, and all Intellectual Property required for any products or services under development by QAT as of the date hereof.

(x)
Except as set forth in the Disclosure Letter, all of the employees and past employees of QAT and its subsidiaries and all of the present and past consultants, contractors and agents of QAT and its subsidiaries performing services relating to the development, modification or support of the Intellectual Property have entered into a written agreement assigning to QAT all right, title and interest in and to all such Intellectual Property and the Intellectual Property Rights relating thereto and providing a waiver of all moral rights to such Intellectual Property and related Intellectual Property Rights, developed, created, conceived or reduced to practice in the course of their employment or, in the case of consultants, contractors and agents, in the course of their performance of services on behalf of QAT or its subsidiaries.  Each of the employees, and each of such consultants, contractors and agents, has executed a proprietary rights agreement in QAT's standard form, a true and complete copy of which has been provided to Purchaser.  All above referenced agreements constitute valid and binding obligations of the parties thereto.

(xi)
No Person has interfered with, infringed upon, misappropriated, illegally exported, or violated any rights with respect to the Intellectual Property or the Intellectual Property Rights relating thereto.

(xii)
All Intellectual Property Rights owned by or licensed to QAT, or associated with the Intellectual Property, are subsisting, valid and enforceable and have not been abandoned, adjudged invalid or unenforceable, in whole or in part.  Neither QAT, nor any of its subsidiaries, have received any notice, demand, advice or any  opinion that any of their respective Intellectual Property Rights, are invalid, infringe, or may infringe, the rights of third parties, or are unregistrable or unenforceable, in whole or in part.

(xiii)
No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, the Intellectual Property.

(xiv)
QAT is entitled to make, use, sell, transmit, display, copy, reproduce, develop, distribute, bundle, modify, create derivative works, market, license, sublicense and assign the Intellectual Property, and otherwise fully exploit the Intellectual Property and all rights related thereto.  With respect to each license or agreement by which QAT has obtained the rights to exploit, in any way, the Intellectual Property Rights of any other person, including the rights to make, use, sell, transmit, display, copy, reproduce, develop, distribute, bundle, modify, create derivative works, market, license, sublicense or assign Intellectual Property or by which QAT has granted to any third Person the right to so exploit Intellectual Property:

(A)
such license or agreement is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms, and represents the entire agreement between the parties thereto with respect to the subject matter thereof;

(B)
such license or agreement will not cease to be legal, valid, binding and enforceable and in full force and effect on the terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or agreement, or otherwise give any party thereto a right to terminate or amend such license or agreement;

(C)	with respect to each such license or agreement:

(1)
QAT has not received any notice of termination or cancellation under such license or agreement, and no party thereto has any right of termination or cancellation thereunder except in accordance with its terms;

(2)	neither QAT nor its subsidiaries have received any notice of a breach or default under such license or agreement which breach or default has not been cured; and

(3)	neither QAT nor its subsidiaries have granted to any other person any rights adverse to, or in conflict with, such license or agreement;

(D)
no person has revoked the right of QAT to so exploit the intellectual property owned or controlled by such person, including any such intellectual property associated with or incorporated in the Intellectual Property;

(E)
Other than in respect of the memorandum of understanding dated June 15, 2012 between Purchaser and QAT to jointly commercialize a family of securities tracking mobile applications called Market Sentiment Navigator ('MSNav') and other than in respect of the Commercialization Agreement, QAT does not have any obligation to compensate any person for the development, use, sale or full exploitation of the Intellectual Property and has not granted to any person any license, option or other rights to develop, use, sell, license, sub-license or otherwise exploit in any manner the Intellectual Property; and

(F)
no other party to such license or agreement is in breach or default thereof and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or agreement.

(xv)
Neither QAT nor any of its subsidiaries have received notice of, nor does QAT nor any of its subsidiaries have any knowledge of, any law, regulation, order, action or proceeding that restricts, or that is reasonably expected to restrict in any manner, the development, use, export, import, transfer or licensing of any of the Intellectual Property or that could reasonably be expected to affect the validity, use, registration or enforceability of any of the same.

(xvi)
There is no outstanding claim to ownership, contract, commitment, option or any other right of any Person, either written or oral, express or implied, binding upon, or which at any time in the future may become binding upon, QAT to sell, transfer, assign, or in any other way dispose of, or subject to any lien, pledge, charge, security interest or other encumbrance, any of its Intellectual Property Rights in and to the Intellectual Property.

(t)
Property.  Each of QAT and its subsidiaries has good and marketable title to all personal property owned by it and used in its business as currently conducted, in each case free and clear of all Encumbrances except as set forth in the Disclosure Letter and other than such security interests and pledges as have been granted to QAT's principal lender or as would not materially affect the value of such property, and do not interfere with the use made and proposed to be made of such property by QAT and its subsidiaries, taken as a whole; and any real property and buildings held under lease by QAT or any of its subsidiaries is held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such property and buildings by QAT and its subsidiaries.

(u)
Public Record.  The information and statements set forth in QAT's Public Record since December 31, 2011 were true, correct and complete in all material respects as of the date of such information and statements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(v)	Absence of Undisclosed Liabilities. None of QAT or any of its subsidiaries has any material liabilities of any nature (matured or unmatured, fixed or contingent), other than:

(i)	those set forth or adequately provided for in the most recent balance sheet and associated notes thereto included in the QAT Financial Statements (the "QAT Balance Sheet");

(ii)	those incurred in the ordinary course of business and not required to be set forth in the QAT Balance Sheet under Canadian GAAP;

(iii)	those incurred in the ordinary course of business since the date of the QAT Balance Sheet and consistent with past practice; and

(iv)	those incurred in connection with the execution of this Agreement.

(w)
Employee Benefit Plans.  QAT has provided to Purchaser true, complete and correct copies of all of the employee benefits plans (collectively, the "QAT Plans") covering active, former or retired employees of each member of the QAT Group, any related trust agreement, annuity or insurance contract or other funding vehicle, and: (i) each QAT Plan has been maintained and administered in material compliance with its terms and is, to the extent required by Applicable Law or contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefor; (ii) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof; (iii) each QAT Plan that is required or intended to be qualified under Applicable Law or registered or approved by a Governmental Authority has been so qualified, registered or approved by the appropriate Governmental Authority, and to the knowledge of QAT, nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate Governmental Authority to revoke such qualification, registration or approval; (iv) to the knowledge of QAT, there are no pending or anticipated material claims against or otherwise involving any of the QAT Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of QAT Plan activities) has been brought against or with respect to any QAT Plan; (v) all material contributions, reserves or premium payments required to be made to the QAT Plans have been made or provided for; and (vi) no member of the QAT Group has any material obligations for retiree health and life benefits under any QAT Plan.

(x)
Brokers and Finders.  QAT has not retained nor will it retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated, except that Lorovest Corp. has been retained as QAT's financial advisor to provide the fairness opinion referred to in subsection 4.2(z). QAT has delivered to Purchaser a true and complete copy of its agreements with Lorovest Corp. and QAT hereby agrees not to amend such agreements without Purchaser's consent.  There are no fees payable to such advisor other than those disclosed in such agreements.

(y)
Employment and Officer Obligations.  Other than as disclosed in the Disclosure Letter, there are no existing health plan or pension obligations or other employment or consulting services agreements, termination, severance and retention plans or policies of any member of the QAT Group.  The obligations of the QAT Group under all such employment or consulting services agreements, termination, severance plans or policies for severance, termination or bonus payments or any other payments related to any QAT incentive plan, arising out of or in connection with the Arrangement, shall not exceed the amounts set forth in the Disclosure Letter.

(z)
Fairness Opinion.  The QAT Board of Directors has received a verbal opinion as of August 17, 2012 from Lorovest Corp. that the consideration to be received from Purchaser by QAT Shareholders in connection with the Arrangement is fair, from a financial point of view, to the QAT Shareholders.

(aa)
Insurance.  QAT Group maintains insurance policies with recognized insurers as are appropriate to its business in such amounts and against such risks as are customarily carried and insured against by prudent owners of comparable business. All such policies are in all  material respects in full force and effect in accordance with their terms.

(bb)
Board Approval.  All of the directors present and entitled to vote at the meeting of the QAT Board of Directors held August 15, 2012 and adjourned to and reconvened August 17, 2012 unanimously: (i) endorsed the Arrangement and approved this Agreement; (ii) determined that the Arrangement is in the best interests of QAT and the QAT Shareholders; (iii) determined, based on, among other things, the verbal opinion of its financial advisor, that the consideration in respect of the Arrangement is fair, from a financial point of view, to QAT Shareholders; and (iv) resolved to recommend approval of the Arrangement by QAT Shareholders.

(cc)	Shareholder Rights Plan. QAT does not have in effect a shareholder rights plan.

(dd)	Disclosure Letter. The matters disclosed to Purchaser in the Disclosure Letter remain true and correct as of the date hereof.

(ee)
Material Contracts.  QAT has provided to Purchaser an index as disclosed in the Disclosure Letter which lists the various Contracts regarding the QAT Group which have been provided to Purchaser.  Except as disclosed in the Disclosure Letter, such Contracts include all Contracts material to the conduct of the business and affairs of the QAT Group and all such material Contracts are valid and subsisting.  To the knowledge of QAT, it is not, nor is it alleged to be (with or without the lapse of time or the giving of notice, or both), in breach or default in any material respect of any such material Contract and, to the knowledge of QAT, no other party to any such material Contract is (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder.

4.3	Privacy Issues

(a)
Each Disclosing Party covenants and agrees to, upon request, using reasonable efforts to advise the Recipient of all documented purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional documented purposes where the Disclosing Party has notified the individual of such additional purpose, and where required by law, obtained the consent of such individual to such use or disclosure.

(b)
In addition to its other obligations hereunder, Recipient covenants and agrees to: (i) prior to the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining to complete such transactions; (ii) after the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated herein, unless (a) the Disclosing Party or Recipient have first notified such individual of such additional purpose, and where required by Laws, obtained the consent of such individual to such additional purpose, or (b) such use or disclosure is permitted or authorized by law, without notice to, or consent from, such individual; (iii) where required by law, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to Recipient; (iv) return or destroy the Transferred Information, at the option of the Disclosing Party, should the transactions contemplated herein not be completed; and (v) notwithstanding any other provision herein, where the disclosure or transfer of Transferred Information to Recipient requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates, to not require or accept the disclosure or transfer of such Transferred Information until the Disclosing Party has first notified such individual of such disclosure or transfer and the purpose for same, and where required by Laws, obtained the individual's consent to same and to only collect, use and disclose such information to the extent necessary to complete the transactions contemplated herein and as authorized or permitted by Laws.

ARTICLE 5

CONDITIONS PRECEDENT

5.1	Mutual Conditions Precedent

The respective obligations of the Parties to consummate the transactions contemplated hereby, and in particular the Arrangement, are subject to the satisfaction, on or before the Effective Date or such other time specified, subject to receipt of required regulatory approvals, of the following conditions, any of which may be waived by the mutual consent of such Parties without prejudice to their right to rely on any other of such conditions:

(a)
on or prior to October 5, 2012, the Interim Order shall have been granted in form and substance satisfactory to each of Purchaser and QAT, acting reasonably, and such order shall not have been set aside or modified in a manner unacceptable to Purchaser and QAT, acting reasonably, on appeal or otherwise;

(b)	the Mailing Date shall occur not later than October 15, 2012;

(c)
the Arrangement Resolution shall have been passed by the QAT Shareholders, on or prior to November 8, 2012 in accordance with the Interim Order and in form and substance satisfactory to each of Purchaser and QAT, acting reasonably;

(d)
on or prior to November 12, 2012, the Final Order shall have been granted in form and substance satisfactory to Purchaser and QAT, acting reasonably, and such order shall not have been set aside or modified in a manner unacceptable to Purchaser and QAT, acting reasonably, on appeal or otherwise;

(e)
the Articles of Arrangement and Articles of Amalgamation to be filed with the Director in accordance with the Arrangement shall be in form and substance satisfactory to each of Purchaser, Newco and QAT, acting reasonably;

(f)	the Effective Date shall have occurred not later than the Outside Date;

(g)
Purchaser and QAT shall have obtained all consents, waivers, permissions and approvals necessary to complete the Arrangement by or from relevant Governmental Authorities, on terms and conditions satisfactory to the Parties, acting reasonably, including without limitation:

(i)	the approval of the QAT Shareholders required for the Arrangement pursuant to the OBCA or as required by the Court and other matters relating to the Arrangement; and

(ii)	the approval of the Court,

(collectively, the "Third Party Approvals");

(h)
all domestic and foreign statutory and regulatory waiting periods applicable to the transactions contemplated by the Arrangement shall have expired or have been terminated and no unresolved material objection or opposition shall have been filed, initiated or made during any applicable statutory or regulatory period; and

(i)	there shall be no action taken under any existing Applicable Law, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any Governmental Authority, that:

(i)	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated herein; or

(ii)	results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein.

The foregoing conditions are for the mutual benefit of Purchaser, Newco and QAT and may be asserted by Purchaser, Newco or QAT regardless of the circumstances and may be waived by Purchaser, Newco and QAT (with respect to such Party) in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Purchaser, Newco or QAT may have.  If any of the foregoing conditions are not satisfied or waived, QAT or Purchaser, as the case may be, may, subject to Section 7.1, terminate this Agreement, provided that, prior to the filing of the Articles of Arrangement and the Articles of Amalgamation for the purpose of giving effect to the Arrangement, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable conditions precedent.  More than one such notice may be delivered by a Party.

5.2	Additional Conditions to Obligations of Purchaser and Newco

The obligations of Purchaser and Newco to consummate the transactions contemplated hereby, and in particular the Arrangement, are subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(a)
Representations and Warranties. The representations and warranties of QAT set forth herein (i) that are qualified by a reference to Material Adverse Effect shall be true and correct in all respects as of the Effective Date as if made on and as of such date, and (ii) that are not qualified by a reference to a Material Adverse Effect shall be true and correct in all respects as of the Effective Date as if made on and as of such date unless the failure to be true or correct has not had or would not reasonably be expected to have, a Material Adverse Effect (and, for this purpose, any reference to "material" or other concepts of materiality in such representations and warranties shall be ignored) except, in each case (i) to the extent such representations and warranties speak as of an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such date) or (ii) as affected by transactions contemplated or permitted by this Agreement, and QAT shall have provided to each of Purchaser and Newco a certificate of two senior officers certifying such accuracy on the Effective Date.

(b)
Covenants. QAT shall have complied in all material respects with its covenants herein, except where the failure to comply with such covenants would not reasonably be expected to have a Material Adverse Effect on QAT or materially impede the completion of the Arrangement, and QAT shall have provided to each of Purchaser and Newco a certificate of two senior officers certifying compliance with such covenants.

(c)
No Actions. No act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any Governmental Authority or by any elected or appointed public official or private Person in Canada or elsewhere, whether or not having the force of law and no law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated, amended or applied, which in the sole judgment of Purchaser, acting reasonably, in either case has had or, if the Arrangement was consummated, would result in a Material Adverse Effect on QAT or would have a material adverse effect on the ability of the Parties to complete the Arrangement.

(d)	Board and Shareholder Authorization. QAT shall have furnished each of Purchaser and Newco with:

(i)	certified copies of the resolutions duly passed by the QAT Board of Directors approving this Agreement and the consummation of the transactions contemplated hereby; and

(ii)	certified copies of the resolutions of QAT Shareholders, duly passed at the QAT Meeting, approving the Arrangement Resolution.

(e)	Related Party Indebtedness. Any director, officer, insider or other non-arm's length party that is indebted to QAT shall have repaid such indebtedness on or prior to completion of the Arrangement.

(f)	QAT Meeting. The QAT Meeting shall have been held on or before on or prior to November 8, 2012.

(g)
Material Adverse Change.  Between the date hereof and the Effective Time, there shall not have occurred or have been disclosed to Purchaser or the public, if not previously disclosed to Purchaser or the public, any Material Adverse Change with respect to QAT.

(h)	Dissent Rights. Holders of QAT Shares representing not more than five percent (5%) of the QAT Shares then outstanding shall have validly exercised, and not withdrawn, Dissent Rights.

(i)
QAT Shares and QAT Class B Shares.  1,666,667 QAT Shares shall have been surrendered and cancelled and all QAT Class B Shares shall have been converted into QAT Shares or surrendered and cancelled such that, immediately prior to the Effective Time, no more than 302,648,426 QAT Shares and no other shares of QAT shall be issued and outstanding.

(j)	QAT Options. All QAT Options shall have been exercised or surrendered and cancelled or terminated.

(k)
Approval.  The QAT Board of Directors shall not have: (i) amended its affirmative recommendation to the QAT Shareholders in a manner adverse to Purchaser; or (ii) withdrawn its affirmative recommendation to the QAT Shareholders to vote in favour of the Arrangement Resolution.

(l)
Third Party Approvals.  QAT shall have obtained all consents, waivers, permissions and approvals from third parties necessary to complete the Arrangement and the transactions contemplated thereby and the transactions contemplated therein, subject only to the filing of final documentation in respect thereof.

(m)
Employment.  Contractual employment arrangements deemed necessary by Purchaser to be modified shall have been modified on or prior to the Effective Date to the satisfaction of Purchaser in its sole judgement.

(n)
Releases.  Executed mutual releases in a form acceptable to each of Purchaser and QAT shall have been received by Purchaser on or prior to the Effective Date from the directors and officers of QAT and QAT's subsidiaries as designated in writing by Purchaser at least two Business Days prior to the Effective Date, provided however, that such releases shall only be required from each such individual who, as a consequence of the Arrangement, is no longer a director or officer of QAT.

The conditions in this Section 5.2 are for the exclusive benefit of Purchaser and Newco and may be asserted by Purchaser or Newco regardless of the circumstances or may be waived by Purchaser or Newco in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Purchaser and Newco may have.  If any of the foregoing conditions are not satisfied or waived, Purchaser may, subject to Section 7.1, terminate this Agreement provided that, prior to the filing of the Articles of Arrangement and Articles of Amalgamation for the purpose of giving effect to the Arrangement, Purchaser has delivered a written notice to QAT, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which Purchaser is asserting as the basis for the non-fulfillment of the applicable conditions precedent.  More than one such notice may be delivered by Purchaser.

5.3	Additional Conditions to Obligations of QAT

The obligation of QAT to consummate the transactions contemplated hereby, and in particular the Arrangement, is subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(a)
Representations and Warranties. The representations and warranties of Purchaser and Newco set forth herein (i) that are qualified by a reference to Material Adverse Effect shall be true and correct in all respects as of the Effective Date as if made on and as of such date, and (ii) that are not qualified by a reference to a Material Adverse Effect shall be true and correct in all respects as of the Effective Date as if made on and as of such date unless the failure to be true or correct has not had or would not reasonably be expected to have, a Material Adverse Effect (and, for this purpose, any reference to "material" or other concepts of materiality in such representations and warranties shall be ignored), except in each case (i) to the extent such representations and warranties speak as of an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such date) or (ii) as affected by transactions contemplated or permitted by this Agreement, and each of Purchaser and Newco shall have provided to QAT a certificate of two senior officers certifying such accuracy on the Effective Date.

(b)
Covenants. Purchaser and Newco shall have complied in all material respects with its respective covenants herein, except where the failure to comply with such covenants would not reasonably be expected to have a Material Adverse Effect on Purchaser or Newco or materially impede the Effective Date, and each of Purchaser and Newco shall have provided to QAT a certificate of two senior officers certifying compliance with such covenants.

(c)
No Actions. no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any Governmental Authority or by any elected or appointed public official or private person in Canada or the United States or elsewhere, whether or not having the force of law, and no law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated, amended or applied, which in the sole judgment of QAT, acting reasonably, in either case has had or, if the Arrangement was consummated, would result in a Material Adverse Effect on Purchaser or Newco or would have a material adverse effect on the ability of the Parties to complete the Arrangement.

(d)
Third Party Approvals.  Purchaser shall have obtained all consents, waivers, permissions and approvals from third parties necessary to complete the Arrangement and the transactions contemplated thereby and the transactions contemplated therein, subject only to the filing of final documentation in respect thereof.

(e)
SEC Approvals.  Purchaser shall have obtained all required consents and approvals from the SEC as shall be necessary to exempt Purchaser from the requirement to register the Purchaser Shares issuable under the Arrangement with the SEC.

(f)
Board Authorization.  Each of Purchaser and Newco shall have furnished QAT with certified copies of the resolutions duly passed by their respective board of directors approving this Agreement and the consummation of the transactions contemplated hereby.

(g)	Shareholder Authorization. Newco shall have furnished QAT with certified copies of the resolution of Purchaser, as the sole shareholder of Newco, approving the Arrangement Resolution.

(h)
Material Adverse Change.  Between the date hereof and the Effective Time, there shall not have occurred or have been disclosed to QAT or the public, if not previously disclosed to QAT or the public, any Material Adverse Change with respect to Purchaser.

The conditions in this Section 5.3 are for the exclusive benefit of QAT and may be asserted by QAT regardless of the circumstances or may be waived by QAT in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which QAT may have.  If any of the foregoing conditions are not satisfied or waived, QAT may, subject to Section 7.1, terminate this Agreement provided that, prior to the filing of the Articles of Arrangement for the purpose of giving effect to the Arrangement, QAT has delivered a written notice to Purchaser, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which QAT is asserting as the basis for the non-fulfillment of the applicable conditions precedent.  More than one such notice may be delivered by QAT.

5.4	Notice and Effect of Failure to Comply with Conditions

Each of Purchaser and QAT shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof to the Effective Date of any event or state of facts which occurrence or failure would, or would be likely to:  (a) cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect; or (b) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder; provided, however, that no such notification will affect the representations or warranties of the Parties or the conditions to the obligations of the Parties hereunder.

5.5	Satisfaction of Conditions

The conditions set out in this Article 5 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, Articles of Arrangement and Articles of Amalgamation are filed under the OBCA to give effect to the Arrangement.

ARTICLE 6
AMENDMENT

6.1	Amendment

This Agreement may at any time and from time to time before or after the holding of the QAT Meeting be amended by written agreement of the Parties hereto without, subject to Applicable Law, further notice to or authorization on the part of their respective securityholders and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; or

(d)	waive compliance with or modify any other conditions precedent contained herein;

provided that no such amendment reduces or materially adversely affects the consideration to be received by a QAT Shareholder without approval by the affected securityholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

ARTICLE 7
TERMINATION

7.1	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Date:

(i)	by mutual written consent of Purchaser and QAT;

(ii)	if any of the conditions in Sections 5.1, 5.2 and 5.3 for the benefit of the terminating party is not satisfied or waived in accordance with the respective section;

(iii)	by Purchaser as provided in subsection 7.1(b);

(iv)	by QAT as provided in subsection 7.1(c); or

(v)	if the QAT Board of Directors believes that a Superior Proposal remains a Superior Proposal and therefore rejects Purchaser's amended proposal pursuant to subsection 3.5(f).

(b)
Provided that there is no material breach of a representation or warranty by Purchaser or material non-performance by Purchaser of any covenant by the date specified herein (excluding the breach of a covenant where Purchaser is precluded from satisfying its obligations through action or omission of QAT), if at any time after the execution of this Agreement and prior to its termination:

(i)
the QAT Board of Directors fails to make or has withdrawn, modified or publicly proposes to withdraw or modify the approvals, recommendation or determinations referred to in Section 2.7 in a manner adverse to Purchaser or shall have resolved to do so prior to the Effective Date;

(ii)
an Acquisition Proposal is publicly announced, proposed, offered or made to the QAT Shareholders and the QAT Shareholders do not approve the Arrangement or the Arrangement is not submitted for their approval prior to the Outside Date and any Acquisition Proposal is consummated within twelve months from the termination of this Agreement;

(iii)	QAT accepts, recommends, approves or enters into or publicly proposes to accept, recommend or approve an agreement to implement a Superior Proposal subject to compliance with Section 3.5;

(iv)	QAT breaches the provisions of Section 3.5 in any material respect and Purchaser is not successful in completing the Arrangement,

(v)
QAT is in breach of any of its covenants made in this Agreement which breach individually or in the aggregate causes or would reasonably be expected to have a Material Adverse Effect on the affairs, operations or business of QAT or materially impedes the completion of the Arrangement and the transactions contemplated herein, and QAT fails to cure or cause the cure of such breach within five Business Days after receipt of written notice thereof from Purchaser (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond the Outside Date); or

(vi)
QAT is in breach of any of its representations or warranties made in this Agreement (i) that are qualified by a reference to Material Adverse Effect or (ii) that are not qualified by a reference to a Material Adverse Effect and the breach thereof has or would reasonably be expected to have, a Material Adverse Effect (and, for this purpose, any reference to "material" or other concepts of materiality in such representations and warranties shall be ignored) on QAT or, in either case, such breach materially impedes the completion of the Arrangement, and QAT fails to cure or cause the cure of such breach within five Business Days after receipt of written notice thereof from Purchaser (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond the Outside Date),

Purchaser may terminate this Agreement and sue for damages and seek injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement, the Confidentiality Agreement or otherwise to obtain specific performance of any of such act, covenants or agreements, without the necessity of posting bond or security in connection therewith.

(c)
Provided that there is no material breach of a representation or warranty by QAT or material non-performance by QAT of any covenant by the date specified herein (excluding the breach of a covenant where QAT is precluded from satisfying its obligations through action or omission of Purchaser), if at any time after the execution of this Agreement and prior to its termination:

(i)
Purchaser is in breach of any of its covenants made in this Agreement which breach individually or in the aggregate causes or would reasonably be expected to have a Material Adverse Effect on the affairs, operations or business of Purchaser or materially impedes the completion of the Arrangement and the transactions contemplated herein, and Purchaser fails to cure or cause the cure of such breach within five Business Days after receipt of written notice thereof from QAT (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond the Outside Date); or

(ii)
Purchaser is in breach of any of its representations or warranties made in this Agreement (i) that are qualified by a reference to Material Adverse Effect or (ii) that are not qualified by a reference to a Material Adverse Effect and the breach thereof has or would reasonably be expected to have, a Material Adverse Effect (and, for this purpose, any reference to "material" or other concepts of materiality in such representations and warranties shall be ignored) on Purchaser or, in either case, such breach materially impedes the completion of the Arrangement, and Purchaser fails to cure or cause the cure of such breach within five Business Days after receipt of written notice thereof from QAT (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond the Outside Date),

QAT may terminate this Agreement and sue for damages and seek injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement, the Confidentiality Agreement or otherwise to obtain specific performance of any of such act, covenants or agreements, without the necessity of posting bond or security in connection therewith.

(d)
If this Agreement is terminated in accordance with the foregoing provisions of this Section 7.1, this Agreement shall forthwith become void and no Party shall have any further liability to perform its obligations hereunder except as provided in Section 4.3 and subsections 3.1(m) and 3.3(r) and in respect of each Party's obligations under the Confidentiality Agreement, which shall survive termination, and provided that neither the termination of this Agreement nor anything contained in this Subsection 7.1(d) shall relieve any Party from any liability for any breach by it of this Agreement, including from any inaccuracy in any of its representations and warranties and any non-performance by it of its covenants made herein prior to the date of such termination.

ARTICLE 8
NOTICES

8.1	Notices

All notices that may or are required to be given pursuant to any provision of this Agreement are to be given or made in writing and served personally, delivered by overnight courier or sent by facsimile transmission:

(a)	in the case of Purchaser and Newco, to:

Mobile Integrated Systems, Inc.
25 Adelaide Street East, Suite 502
Toronto, ON  M5C 3A1

Attention: Murray P.J.B. Simser, President and Chief Executive Officer
Facsimile: (416) 479-0851

with a copy to:

Norton Rose Canada LLP
3700, 400 - 3rd Avenue SW
Calgary, Ontario  T2P 4H2

Attention: Christopher M. Wolfenberg
Facsimile: (403) 264-5973

and a copy to:

Wuersch & Gering LLP
100 Wall Street, 10th Floor
New York, New York  10005

Attention:  Travis L. Gering
Facsimile: (610) 819-9104

(b)	in the case of QAT, to:

Quantitative Alpha Trading Inc.
750 - 36 Toronto Street
Toronto, ON  M5C 2C5

Attention: Chief Executive Officer
Facsimile: (905) 629-3222

with a copy to:

Aird & Berlis LLP
Brookfield Place
181 Bay Street
Suite 1800, Box 754
Toronto, ON  M5J 2T9

Attention: Richard M. Kimel
Facsimile: (416) 863-1515

or such other address as the Parties may, from time to time, advise to the other Parties hereto by notice in writing.  The date or time of receipt of any such notice will be deemed to be the date of delivery or the time such facsimile transmission is received.

ARTICLE 9
GENERAL

9.1	Binding Effect

This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.2	Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties hereto.

9.3	Public Communications

Each of Purchaser and QAT agree to consult with each other prior to issuing any press releases or otherwise making public statements with respect to this Agreement or the Arrangement or making any filing with any Governmental Authority with respect thereto.  Without limiting the generality of the foregoing, no Party shall issue any press release regarding the Arrangement, this Agreement or any transaction relating to this Agreement without first providing a draft of such press release to the other Party and reasonable opportunity for comment; provided, however, that the foregoing shall be subject to each Party's overriding obligation to make any such disclosure required in accordance with Applicable Laws. If such disclosure is required and the other Party has not reviewed or commented on the disclosure, the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party, and if such prior notice is not possible, to give such notice promptly following such disclosure.

9.4	Costs

Except as otherwise provided in Section 7.1, all fees, costs and expenses (including Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such cost or expense, whether or not the Arrangement is completed.

9.5	Severability

If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be severable therefrom and the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.6	Further Assurances

Each Party hereto shall, from time to time and at all times hereafter, at the request of the other Party hereto, but without further consideration, do all such further acts, execute and deliver all such further documents and instruments and provide all such further assurances as may be reasonably necessary or desirable in order to fully perform and carry out the terms and intent hereof.

9.7	Time of Essence

Time shall be of the essence of this Agreement.

9.8	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the Parties hereto irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Ontario.

9.9	Waiver

Any Party may, on its own behalf only, (i) extend the time for the performance of any of the obligations or acts of the other Party, (ii) waive compliance with the other Party's agreements or the fulfillment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in the other Party's representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

9.10	Third Party Beneficiaries

The provisions of subsection 3.1(m) and Section 3.2 will survive the completion of the Arrangement and are: (i) intended for the benefit of all such present and former directors, officers and employees and shall be enforceable by each of such persons and his or her heirs, executors, administrators and other legal representatives (collectively, the "Third Party Beneficiaries") and QAT shall hold the rights and benefits of such subsections in trust for and on behalf of the Third Party Beneficiaries and QAT hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries; and (ii) are in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise.

9.11	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument.

[The remainder of this page is left blank intentionally]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

MOBILE INTEGRATED SYSTEMS, INC.

By:	/s/ Murray P.J.B Simser
Murray P.J.B. Simser President and Chief Executive Officer

2338584 ONTARIO INC.

By:	/s/ Murray P.J.B. Simser
Murray P.J.B. Simser President and Secretary

QUANTITATIVE ALPHA TRADING INC.

By:	/s/ James McGovern
James McGovern Chief Executive Officer

SCHEDULE "A"

PLAN OF ARRANGEMENT UNDER SECTION 182
OF THE
BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1
INTERPRETATION

1.1	In this Plan of Arrangement, the following terms have the following meanings:

(a)	"Amalco" means the continuing corporation constituted upon the Amalgamation;

(b)	"Amalco Shares" means the common shares in the capital of Amalco;

(c)	"Amalgamating Corporations" means QAT and Newco, collectively, and "Amalgamating Corporation" means either one of them;

(d)	"Amalgamation" means the amalgamation of QAT and Newco as contemplated by this Plan of Arrangement;

(e)
"Arrangement", "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to the arrangement of QAT and Newco under the provisions of Section 182 of the OBCA set forth in this Plan of Arrangement as supplemented, modified or amended, and not to any particular article, section or other portion hereof;

(f)
"Arrangement Agreement" means the agreement dated August 17, 2012 among Purchaser, QAT and Newco, as amended or supplemented prior to the Effective Date, entered into in connection with the Arrangement;

(g)	"Arrangement Resolution" means the special resolution to be attached as an appendix to the Information Circular in respect of the Arrangement;

(h)	"Articles of Arrangement" means the articles of arrangement in respect of the Arrangement required under Section 183 of the OBCA to be filed with the Director to give effect to the Arrangement;

(i)	"Business Day" means a day other than a Saturday, Sunday or other day when banks in the City of Calgary, Alberta and the City of Toronto, Ontario are not generally open for business;

(j)	"Certificates" means the certificates or other confirmations of filing to be issued by the Director pursuant to subsections 178(4) and 183(2) of the OBCA giving effect to the Arrangement;

(k)	"Court" means the Superior Court of Justice of Ontario;

(l)	"Depositary" means Olde Monmouth Stock Transfer Co., Inc. at its principal office in the State of New Jersey;

(m)	"Director" means the Director appointed pursuant to Section 278 of the OBCA;

(n)
"Dissent Procedures" means the procedures set forth in section 185 of the OBCA required to be taken by a registered holder of QAT Shares to exercise its right of dissent in respect of such QAT Shares in connection with the Arrangement;

(o)	"Dissenting Shareholders" means registered QAT Shareholders who exercise rights of dissent provided to them under the Interim Order which remain valid immediately prior to the Effective Time;

(p)	"Effective Date" means the date the Arrangement becomes effective under the OBCA;

(q)	"Effective Time" means the time at which the Articles of Arrangement are filed with the Director on the Effective Date;

(r)
"Final Order" means the final order of the Court approving the Arrangement under subsection 182(5) of the OBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(s)
"Information Circular" means the management proxy circular of QAT together with all appendices thereto, to be mailed or otherwise distributed by QAT to the QAT Shareholders pursuant to the Interim Order in connection with the QAT Meeting;

(t)
"Interim Order" means the interim order of the Court under subsection 182(5) of the OBCA containing declarations and directions with respect to the Arrangement and the holding of the QAT Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(u)	"Letter of Transmittal" means the letter of transmittal pursuant to which a QAT Shareholder is required to deliver certificates representing QAT Shares;

(v)	"Newco" means 2338584 Ontario Inc., a corporation incorporated and existing under the laws of the Province of Ontario;

(w)	"Newco Shares" means the common shares in the capital of Newco;

(x)	"OBCA" means the Business Corporations Act, R.S.O. 1990, c. B.16, as amended, including the regulations promulgated thereunder;

(y)	"Purchaser" means Mobile Integrated Systems, Inc., a corporation existing under the laws of the State of Nevada;

(z)	"Purchaser Shares" means the shares of Purchaser common stock;

(aa)	"QAT" means Quantitative Alpha Trading Inc., a corporation continued and existing under the OBCA;

(bb)	"QAT Meeting" means the special meeting of QAT Shareholders to be held to consider the Arrangement Resolution, and any adjournment(s) thereof;

(cc)	"QAT Shareholders" means holders of QAT Shares;

(dd)	"QAT Shares" means the common shares in the capital of QAT; and

(ee)
"Restricted Shares" means Purchaser Shares that have contractual restrictions on resale and therefore cannot be traded until the period of restriction has ended, as evidenced by the legend inscribed on the back of the share certificate evidencing such shares.

1.2
The division of this Plan of Arrangement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.3
Unless reference is specifically made to some other document or instrument, all references herein to articles, sections and subsections are to articles, sections and subsections of this Plan of Arrangement.

1.4
Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; words importing any gender shall include all genders; and words importing persons shall include individuals, partnerships, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities, and other entities.

1.5	Unless otherwise specified, all references to "dollars" or "$" shall mean Canadian dollars.

1.6
In the event that the date on which any action is required to be taken hereunder by any of the parties is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

1.7	References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1	This Plan of Arrangement is made pursuant and subject to the provisions of the Arrangement Agreement.

2.2
This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issue of the Certificates, will become effective on, and be binding on and after, the Effective Time on the QAT Shareholders, QAT, Purchaser, Newco and Amalco.

2.3
The Articles of Arrangement and Certificates shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificates shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence and at the times set out therein.

ARTICLE 3
ARRANGEMENT

3.1	Commencing at the Effective Time, the events set out below shall occur and shall be deemed to occur in the following sequence without any further act or formality except as otherwise provided herein:

(a)
the QAT Shares held by Dissenting Shareholders shall, as of the Effective Time, be transferred to, and acquired by, QAT, and shall be cancelled and shall cease to be outstanding and each Dissenting Shareholder shall cease to have any rights as a QAT Shareholder other than the right to be paid the fair value of their QAT Shares in accordance with Article 5;

(b)
all of the issued and outstanding QAT Shares will be exchanged with Newco for Purchaser Shares on the basis that each QAT Shareholder (other than Dissenting Shareholders at the Effective Time) shall receive for each QAT Share registered in the QAT Shareholder’s name immediately prior the Effective Time, 0.2222 of a Purchaser Share, provided that the Purchaser Shares received by each QAT Shareholder shall be Restricted Shares as set out in Article 4;

(c)	the Amalgamating Corporations shall amalgamate pursuant to the provisions of the OBCA to form Amalco and shall continue as one corporation on the terms prescribed in this Plan of Arrangement, and:

(i)	the property of each Amalgamating Corporation shall continue to be the property of Amalco;

(ii)	Amalco shall continue to be liable for the obligations of each Amalgamating Corporation;

(iii)	any existing cause of action, claim or liability to prosecution shall be unaffected;

(iv)	any civil, criminal or administrative action or proceeding pending by or against an Amalgamating Corporation may be continued to be prosecuted by or against Amalco;

(v)	any conviction against, or ruling, order or judgment in favour of or against, an Amalgamating Corporation may be enforced by or against Amalco;

(vi)
except as may be prescribed, the articles of amalgamation shall be the same as the articles of Newco and the articles of amalgamation are deemed to be the articles of incorporation of Amalco and the certificate of amalgamation is deemed to be the certificate of incorporation of Amalco; and

(vii)	the by-laws of Amalco shall be the same as the by-laws of Newco;

(d)	on the Amalgamation:

(i)	all Newco Shares shall be converted on a share for share basis into fully paid and non-assessable Amalco Shares on the basis of one fully paid and non-assessable Amalco Share for each one Newco Share;

(ii)	all QAT Shares shall be cancelled without any repayment of capital in respect thereof;

(iii)	the paid-up capital of the Amalco Shares shall, for the purposes of the Income Tax Act (Canada), be the paid-up capital of the Newco Shares immediately before the Amalgamation; and

(iv)	the stated capital of the Amalco Shares shall, for the purposes of the Income Tax Act (Canada), be equal to the paid-up capital of the Newco Shares immediately before the Amalgamation.

3.2
In connection with the exchanges described in subsection 3.1(b), each QAT Shareholder shall cease to be a holder of QAT Shares and shall be a holder of the number of Purchaser Shares to which such holder is entitled and, if a registered holder, such holder's name shall be removed from the register of QAT Shareholders and shall be added to the register of holders of Purchaser Shares.

ARTICLE 4
RESTRICTED SHARES

4.1
The Purchaser Shares received by each QAT Shareholder pursuant to subsection 3.1(b)3.1(c) will be Restricted Shares and the certificates representing such Purchaser Shares will be collectively legended as follows:

(a)	to provide that:

(i)	1/5 of the Purchaser Shares will be released on the date which is 12 months after the Effective Date;

(ii)	1/5 of the Purchaser Shares to be released on the date which is 15 months after the Effective Date;

(iii)	1/5 of the Purchaser Shares to be released on the date which is 18 months after the Effective Date;

(iv)	1/5 of the Purchaser Shares to be released on the date which is 21 months after the Effective Date; and

(v)	1/5 of the Purchaser Shares to be released on the date which is 24 months after the Effective Date; and

(b)	to provide that:

(i)
in the event that a take-over bid (as such term is defined in the Securities Act (Ontario)) is made to all or substantially all of the holders of Purchaser Shares, provided such take-over bid is approved by and recommended to shareholders of Purchaser by a majority of the independent directors of Purchaser, each holder of Restricted Shares will be permitted to tender any or all of such holder's Restricted Shares to the offer under the take-over bid.

4.2
Following the deposit by a former holder of QAT Shares acquired by Purchaser under the Arrangement of a duly completed Letter of Transmittal and the certificates representing such QAT Shares in accordance with Article 6 such former holder of QAT Shares will receive from the Depositary five certificates, and each certificate will represent 1/5 of the total number of Purchaser Shares which such former QAT Shareholder is entitled to receive pursuant to subsection 3.1(b) and each such certificate will bear a legend denoting one of the restricted periods noted in Section 4.1.

ARTICLE 5
DISSENTING SHAREHOLDERS

5.1
Holders of QAT Shares may exercise a right of dissent in connection with the Arrangement in accordance with the Dissent Procedures provided that, notwithstanding the provisions of subsection 185(6) of the OBCA, the written objection to the special resolution to approve the Arrangement contemplated by subsection 185(6) of the OBCA is received by QAT not later than 5:00 p.m.  (Toronto time) on the Business Day immediately prior to the date of the QAT Meeting and provided further that holders who exercise such right of dissent and who:

(a)
are ultimately entitled to be paid fair value for their QAT Shares, which fair value, notwithstanding anything to the contrary contained in Section 185 of the OBCA, shall be determined as of the Effective Time, shall be deemed to have transferred such QAT Shares to QAT for cancellation at the Effective Time, effective immediately before the first transaction provided for in Section 3.1; or

(b)	are ultimately not entitled, for any reason, to be paid fair value for their QAT Shares shall be deemed to have participated in the Arrangement on the basis set forth in Section 3.1 hereof;

but further provided that in no case shall MOBI, Amalco the Depositary or any other person be required to recognize Dissenting Shareholders as holders of QAT Shares after the Effective Time and the names of such Dissenting Shareholders (or the names of the applicable registered holders holding on behalf of such Dissenting Shareholders) shall, in respect of such QAT Shares, be deleted from the register of holders of QAT Shares at the Effective Time, effective immediately before the first transaction provided for in Section 3.1.

ARTICLE 6
OUTSTANDING CERTIFICATES AND FRACTIONAL SECURITIES

6.1
From and after the Effective Time, certificates formerly representing QAT Shares acquired by Purchaser under the Arrangement shall represent only the right to receive the consideration to which the holders are entitled under the Arrangement, or as to those held by Dissenting Shareholders, other than those Dissenting Shareholders deemed to have participated in the Arrangement pursuant to Section 5.1, to receive the fair value of the QAT Shares represented by such certificates.

6.2
Purchaser shall, as soon as practicable following the later of the Effective Date and the date of deposit by a former holder of QAT Shares acquired by Purchaser under the Arrangement of a duly completed Letter of Transmittal and the certificate(s) representing such QAT Shares, either:

(a)	forward or cause to be forwarded by first class mail (postage prepaid) to such former holder at the address specified in the Letter of Transmittal; or

(b)	if requested by such holder in the Letter of Transmittal, make available or cause to be made available at the Depositary for pickup by such holder,

the certificates representing in the aggregate the number of Purchaser Shares issued to such holder under the Arrangement.

6.3
If any certificate which immediately prior to the Effective Time represented an interest in outstanding QAT Shares that were exchanged pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to have been lost, stolen or destroyed, the Depositary will issue and deliver in exchange for such lost, stolen or destroyed certificate the consideration to which the holder is entitled pursuant to the Arrangement as determined in accordance with the Arrangement. The person who is entitled to receive such consideration shall as a condition precedent to the receipt thereof give a bond satisfactory to Purchaser and its transfer agent in such form as is satisfactory to Purchaser and such transfer agent or otherwise indemnify Purchaser, Purchaser and the transfer agent, to the reasonable satisfaction of such parties, against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

6.4
Any certificate formerly representing QAT Shares that is not deposited with all other documents as required by this Plan of Arrangement on or before the fifth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the holder of such QAT Shares to receive the certificates representing Purchaser Shares and shall be deemed to be surrendered to Purchaser.

6.5
No certificates representing fractional Purchaser Shares shall be issued upon the exchange of the QAT Shares for Purchaser Shares.  In lieu of any fractional Purchaser Share, each registered QAT Shareholder otherwise entitled to a fractional interest in a Purchaser Share will receive the nearest whole number of Purchaser Shares.  For greater certainty, where such fractional interest is greater than or equal to 0.5, the number of Purchaser Shares to be issued will be rounded up to the nearest whole number of Purchaser Shares and where such fractional interest is less than 0.5, the number of Purchaser Shares to be issued will be rounded down to the nearest whole number of Purchaser Shares.

ARTICLE 7
AMENDMENTS

7.1
QAT, Newco and Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by QAT, Newco and Purchaser, (iii) filed with the Court and, if made following the QAT Meeting, approved by the Court, and (iv) communicated to holders of QAT Shares, if and as required by the Court.

7.2
Any amendment of, or modification or supplement to, this Plan of Arrangement may be proposed by QAT, Newco or Purchaser at any time prior to or at the QAT Meeting (provided that the other parties shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the QAT Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

7.3
Any amendment of, or modification or supplement to, this Plan of Arrangement that is approved by the Court following the QAT Meeting shall be effective only if it is consented to by each of QAT, Newco and Purchaser and, if required by the Court, by QAT Shareholders voting in the manner directed by the Court.

7.4
Any amendment of, or modification or supplement to, this Plan of Arrangement may be made following the Effective Time unilaterally by Amalco, provided that it concerns a matter which, in the reasonable opinion of Amalco, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of Amalco or any former holder of QAT Shares.

SCHEDULE "B"

QUANTITATIVE ALPHA TRADING INC.
SUPPORT AGREEMENT FOR DIRECTORS AND OFFICERS

THIS AGREEMENT is dated as of August 17, 2012.

BETWEEN:

THE PERSON SET FORTH ON THE SIGNATURE PAGE OF THIS AGREEMENT AS SHAREHOLDER

(the "Shareholder")

AND

MOBILE INTEGRATED SYSTEMS, INC., a corporation existing under the laws of Nevada

("MOBI")

WHEREAS Quantitative Alpha Trading Inc. ("QAT"), MOBI and 2338584 Ontario Inc. ("Newco") have entered into an agreement dated August 17, 2012 (the "Arrangement Agreement") providing for a plan of arrangement under the Business Corporations Act (Ontario) (the "OBCA"), pursuant to which, among other things, MOBI will acquire all of the issued and outstanding shares of QAT and QAT and Newco will amalgamate and continue as one corporation (the "Arrangement");

AND WHEREAS as of the date hereof, the Shareholder is the beneficial owner of the number of common shares in the capital of QAT (the "QAT Shares") set forth on the signature page of this Agreement;

AND WHEREAS any shares of QAT purchased or as to which the Shareholder acquires beneficial ownership after the execution of this Agreement, including, without limitation, any shares of QAT acquired by the Shareholder as a consequence of the exercise of any stock options or conversion of any other securities or compensation arrangement of QAT prior to the Effective Time are referred to in this Agreement as the "New QAT Shares";

AND WHEREAS MOBI has requested that the Shareholder enter into this Agreement with respect to the QAT Shares and any New QAT Shares;

AND WHEREAS this Agreement sets out the terms and conditions of the agreement of the Shareholder to support the Arrangement and to vote the QAT Shares and any New QAT Shares in favour of the Arrangement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 paid by each of the parties hereto to the other, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

1.	Representations of the Shareholder. The Shareholder represents that, as of the date hereof:

(a)	it is the legal and/or beneficial owner of, or exercises control or direction over, the QAT Shares, free and clear of all claims, liens, charges, encumbrances and security interests;

(b)
it has full power and authority to make, enter into and carry out the terms of this Agreement, and this Agreement is a valid and binding agreement, enforceable against the Shareholder in accordance with its terms, and the consummation by the Shareholder of the transaction contemplated hereby will not constitute a material violation or breach of or default under, or conflict with, any contract, commitment, agreement, understanding or arrangement of any kind to which the Shareholder will be a party and by which the Shareholder will be bound at the time of such consummation; and

(c)
other than in respect of the Deed of Settlement and Declaration of Trust dated effective February 28, 2011 between Alpha Voting Trust and certain shareholders of QAT, if applicable, and other than in respect of this Agreement, the QAT Shares are not subject to any voting agreement or adverse claim.

2.
Agreement to Vote QAT Shares.  From the date hereof until this Agreement is terminated in accordance with its terms, the Shareholder hereby agrees that, except for all such actions which are permitted pursuant to Section 3 hereof, at any meeting of the holders of QAT Shares, however called, the Shareholder shall (or cause the holder of record to, if the Shareholder is the beneficial owner but not the holder of record of the QAT Shares):

(a)
vote all of the QAT Shares, including the New QAT Shares, if any, acquired by the Shareholder prior to such action, in favour of the Arrangement and any actions required in furtherance of the actions contemplated thereby; and

(b)
vote all of the QAT Shares, including the New QAT Shares, if any, acquired by the Shareholder prior to such action, to oppose any proposed action by QAT or any other party the result of which could be reasonably expected to impede, interfere with or delay the completion of the Arrangement.

3.	No Limit on Fiduciary Duty. Nothing contained in this Agreement will:

(a)	restrict, limit or prohibit the Shareholder from exercising (in his capacity as a director or officer) his fiduciary duties to QAT under applicable law; or

(b)
require the Shareholder, in his capacity as an officer of QAT, if applicable, to take any action in contravention of, or omit to take any action pursuant to, or otherwise take or refrain from taking any actions which are inconsistent with, instructions or directions of QAT's board of directors undertaken in the exercise of their fiduciary duties, provided that such action is not in contravention of QAT's covenants regarding non solicitation contained in the Arrangement Agreement and provided that nothing in this Section 3 will be deemed to relieve the Shareholder from his obligations under any other provision of this Agreement other than Sections 2 and 6 hereof as they relate to actions taken by the Shareholder solely in his capacity as a director or officer of QAT.

4.
Control over Corporation or Trust.  If any of the QAT Shares, including the New QAT Shares, if any, are held through a corporation or trust over which the Shareholder has control, as defined in the OBCA (either alone or in conjunction with any other person) ("Control"), the Shareholder shall act, vote and exercise its power and authority to ensure that this Agreement is complied with by such corporation or trust.

5.
No Voting Trusts.  The Shareholder will not, and will not permit any entity under the Shareholder's Control to, deposit any of the QAT Shares or New QAT Shares, if any, in a voting trust or subject any of the QAT Shares or New QAT Shares, if any, to any arrangement or agreement with respect to the voting of such shares, other than agreements entered into with MOBI.

6.	No Proxy Solicitations. The Shareholder will not, and will not permit any entity under the Shareholder's Control to:

(a)	solicit proxies or become a participant in a solicitation in opposition to or competition with MOBI in connection with the Arrangement;

(b)
solicit, initiate or encourage inquiries, submissions, proposals or offers from any other person relating to, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with or assist or participate in or facilitate or encourage any effort or attempt with respect to an Acquisition Proposal (as defined in the Arrangement Agreement), subject to Section 3 hereof and except as otherwise permitted under the Arrangement Agreement;

(c)	assist any person, entity or group in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the Arrangement; or

(d)	act jointly or in concert with others with respect to voting securities of QAT for the purpose of opposing or competing with MOBI in connection with the Arrangement.

7.
Transfer and Encumbrance.  MOBI and the Shareholder agree that except with the prior written consent of MOBI, the Shareholder shall not be permitted to transfer, sell or offer to transfer or sell or otherwise dispose of or encumber any of the QAT Shares or New QAT Shares, if any, prior to the earlier of the Effective Time (as defined in the Arrangement Agreement) and the termination of this Agreement.

8.
Covenants, Representations and Warranties of MOBI.  MOBI covenants to comply with all the terms of the Arrangement Agreement.  MOBI represents and warrants that it is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement enforceable by the Shareholder in accordance with its terms, subject to the usual exceptions as to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and the availability of equitable remedies.  MOBI further represents and warrants that the execution and delivery of this Agreement and the fulfilment of the terms hereof by MOBI does not and will not result in a breach of any agreement or instrument to which it is a party or by which it is contractually bound.

9.	Termination. Unless otherwise provided for herein, this Agreement shall terminate on the earlier of:

(a)	immediately upon MOBI providing written notice of termination to the Shareholder;

(b)	the Effective Time; and

(c)	the date on which the Arrangement Agreement is terminated in accordance with its terms.

10.
Specific Performance.  The Shareholder acknowledges that it will be impossible to measure in money the damage to MOBI if the Shareholder fails to comply with any of its obligations under this Agreement, that every such obligation is material and that, in the event of any such failure, MOBI will not have an adequate remedy at law or in damages, and accordingly, the Shareholder agrees that the issuance of an injunction or other equitable remedy is the appropriate remedy for any such failure.

11.
Successors and Assigns.  This Agreement and all obligations of the Shareholder hereunder shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and assigns.

12.
Entire Agreement.  This Agreement supersedes all prior agreements between the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be modified or waived, except expressly by an instrument in writing signed by all the parties hereto.  No waiver of any provision hereof by any party shall be deemed a waiver by any other party nor shall any such waiver be deemed a continuing wavier of any matter by such party.

13.
Notice.  Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered, telecopied or mailed by prepaid registered post to the party to receive same at the undernoted address, namely:

if to the Shareholder at the address set forth on the signature page of this Agreement; and

if to MOBI:           Mobile Integrated Systems, Inc.
25 Adelaide Street East, Suite 502
Toronto, ON  M5C 3A1

Attention: Murray P.J.B. Simser, President and Chief Executive Officer
Facsimile: (416) 479-0851

Any notice delivered or telecopied shall be deemed to have been given and received on the business day next following the date of delivery or telecopying, as the case may be.  Any notice mailed as aforesaid shall be deemed to have been given and received on the third business day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

14.
Further Assurances.  Each of the parties hereto agrees to execute such further and other deeds, documents and assurances and do such further and other acts as may be necessary to carry out the true intent and meaning of this Agreement fully and effectually.

15.
Severability.  Each of the covenants, provisions, sections, subsections and other subdivisions hereof is severable from every other covenant, provision, section, subsection and subdivision and the invalidity or unenforceability of any one or more covenants, provisions, sections, subsections and other subdivisions hereof shall not affect the validity or enforceability of the remaining covenants, provisions, sections, subsections or subdivisions hereof.

16.	Expenses. The parties hereto agree to pay their own respective expenses incurred in connection with this Agreement. This section shall survive the termination of this Agreement pursuant to Section 10.

17.	Disclosure.

(a)
Prior to the first public disclosure of the existence and terms and conditions of this Agreement by MOBI or QAT, the Shareholder shall not disclose the existence of this Agreement or any details hereof or the possibility of the Arrangement being effected or any terms or conditions or other information concerning the Arrangement to any person other than the Shareholder's advisors, provided that the Shareholder's advisors shall be required to comply with the foregoing disclosure obligations and the Shareholder agrees to be responsible for any breach of such disclosure obligations by any of the Shareholder's advisors.

(b)
The parties hereby consent to the disclosure of the substance of this Agreement in any press release required by applicable laws and in any circular relating to the meeting to approve the Arrangement Resolution (as defined in the Arrangement Agreement) or the share issuance and to the filing of this Agreement as may be required pursuant to applicable laws.

18.	Miscellaneous.

(a)	This Agreement shall be construed in accordance with the laws of Ontario and the parties hereto agree to attorn to the jurisdiction of the courts thereof.

(b)
This Agreement may be executed in one or more counterparts and delivered by facsimile, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(c)	All section headings herein are for convenience of reference only and are not part of this Agreement and no construction or interference shall be derived there from.

(d)	References to "he" and "they" shall be interpreted to include "her", "it" and other gender variations thereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

(Signature of Shareholder)	(Signature of Witness)

(Print Name of Shareholder)

______________________ QAT Shares	Address of Shareholder:

MOBILE INTEGRATED SYSTEMS, INC.

Per: